As filed with the Securities and Exchange Commission on October 5, 2007
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Delta Financial Corporation
(Exact name of Registrant as specified in its charter)

Delaware	11-3336165
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

1000 Woodbury Road, Suite 200
Woodbury, New York 11797
(516) 364-8500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
________________
Marc E. Miller, Esq.
Executive Vice President and General Counsel
1000 Woodbury Road, Suite 200
Woodbury, New York 11797
(516) 364-8500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
James R. Tanenbaum, Esq. Morrison & Foerster LLP 1290 Avenue of the Americas New York, New York 10104 (212) 468-8000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
________________

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (1)		Proposed maximum aggregate offering price (1)		Amount of registration fee (1)

Common stock, par value $0.01 per share (2)	5,000,000	$4.97		$24,850,000		$762.90
Common stock, par value $0.01 per share (3)	6,000,000	$4.97	(2)	$29,820,000	(2)	$915.47
Preferred stock, par value $0.01 per share (4)
Warrants (5)
Senior debt securities (6)
Subordinated debt securities (7)
Total				$54,670,000		$1,678.37

(1)
In addition to the shares of common stock that may be sold by the selling stockholders identified herein, an unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered by the Registrant at unspecified prices.

(2)
In addition to the shares of common stock that may be sold by the selling stockholders identified herein, there is being registered hereunder an indeterminate number of shares of common stock as may be issued and sold from time to time by the Registrant.  There are also being registered hereunder an indeterminate number of shares of common stock as shall be issuable upon exercise of warrants or conversion of the preferred stock and/or debt securities registered hereunder.

(3)
Represents shares of common stock that may be sold by the selling stockholders identified herein.  Maximum offering price per share estimated in accordance with Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, based on the average of the high and low sale prices ($4.97) of the Registrant’s common stock as reported on the Nasdaq Global Market on October 4, 2007.

(4)
There is being registered hereunder an indeterminate number of shares of preferred stock that may be issued and sold from time to time by the Registrant.  There are also being registered hereunder an indeterminate number of shares of preferred stock as shall be issuable upon exercise of warrants and/or conversion of debt securities registered hereunder.

(5)	There is being registered hereunder an indeterminate number of warrants to purchase preferred stock or common stock that may be issued and sold by the Registrant from time to time.
(6)	There is being registered hereunder an indeterminate principal amount of senior debt securities as may be sold from time to time by the Registrant.
(7)	There is being registered hereunder an indeterminate principal amount of subordinated debt securities as may be sold from time to time by the Registrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  Neither we nor the selling stockholders identified in this prospectus may sell any of these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, dated October 5, 2007

PROSPECTUS

DELTA FINANCIAL CORPORATION

COMMON STOCK
PREFERRED STOCK
WARRANTS
SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES

We may from time to time offer in one or more series, together or separately, the following:

•	shares of our common stock;
•	shares of our preferred stock;
•	warrants to purchase shares of our common stock;
•	warrants to purchase shares of our preferred stock;
•	senior debt securities; and
•	subordinated debt securities.

We will set forth the amounts, prices and terms of the securities that we offer in supplements to this prospectus.

In addition, this prospectus may be used to offer by certain of our stockholders identified in this prospectus to sell up to 6,000,000 shares of our common stock without a supplement to this prospectus.  However, to the extent that any selling stockholder resells any securities, the selling stockholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the terms of the securities being offered.

This prospectus describes the general terms that may apply to the securities that we may offer.  The specific terms of any securities that we may offer will be described in supplements to this prospectus.  The prospectus supplements also may add, update or change information in this prospectus.  We will not sell any securities without delivery of the applicable prospectus supplement describing the method and terms of the offering of such offered securities.  You should read this prospectus and any applicable prospectus supplement before you make your investment decision.

We may offer and sell these securities through one or more underwriters, dealers and agents, underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous basis or a delayed basis.  The prospectus supplement for any offering of securities will describe in detail the plan of distribution for that offering.  Each prospectus supplement also will indicate if the applicable securities, other than our common stock, will be listed on any securities exchange.

Our principal executive offices are located at 1000 Woodbury Road, Suite 200, Woodbury, NY, and our phone number is (516) 364-8500.  Our common stock is listed on the Nasdaq Global Market under the symbol “DFC.”  On October 4, 2007, the closing price of our common stock was $4.97 per share.

Investing in the securities offered by this prospectus and any accompanying prospectus supplement involves risks.  See “Risk Factors” beginning on page 4.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________

OVERVIEW

We are a national specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans.  Our loans are secured primarily by first mortgages on one- to four-family residential properties.  Throughout our 25-year operating history, we have focused on lending to individuals who generally do not satisfy the credit, documentation or other underwriting standards set by more traditional sources of mortgage credit, including those entities that make loans in compliance with the conforming lending guidelines of Fannie Mae and Freddie Mac.  We make mortgage loans to these borrowers for purposes such as debt consolidation, refinancing, education and home improvement.

We make mortgage loans to individual borrowers, which are a cash outlay for us.  At the time we originate a loan, and prior to the time we securitize or sell the loan, we either finance the loan by borrowing under our warehouse lines of credit or utilizing our available working capital.  Following this initial holding period, we either securitize our loans or sell them on a whole-loan basis, using the net proceeds from these transactions to repay our warehouse lines of credit and for working capital.  Since the first quarter of 2004, we have generally structured our securitizations to be accounted for as on-balance sheet financings (other than our September 2007 securitization which was structured to be accounted for as a sale), in which we record interest income on the outstanding portfolio of loans in each securitization trust and interest expense from the asset-based securities issued by each securitization trust over time.

In a securitization, we pool together loans, typically each quarter, and convey these loans to a newly formed securitization trust.  The securitization trust raises cash to purchase the mortgage loans from us generally by issuing securities to the public.  These securities, known as “asset-backed securities,” are secured, or backed, by the pool of mortgage loans held by the securitization trust.  These asset-backed securities, which are usually purchased by insurance companies, mutual funds and/or other institutional investors, entitle their holders to receive the principal (including prepayments of principal) and a portion of the interest, collected on the mortgage loans in the securitization trust.

At September 30, 2007, we had $2.0 billion of borrowing capacity under four warehouse lines of credit ($1.25 billion of which is committed), down from $2.5 billion of borrowing capacity at June 30, 2007 ($1.5 billion of which was committed), as we did not renew our warehouse line of credit with Bank of America when it expired in September 2007.  Also at September 30, 2007, we had $406.7 million of mortgage loans outstanding on these warehouse lines of credit.

We are a Delaware corporation that was formed in 1996.  We were initially organized in 1982 as Delta Funding Corporation, a New York corporation.  Additional information about us may be found at our Internet web site, http://www.deltafinancial.com. We have not incorporated by reference into this prospectus the information on or linked to or from our website, and you should not consider it to be a part of this document.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering process.

Each time that we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and certain other offering-specific information.  The prospectus supplement also may add, update or change information contained in this prospectus.  Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.  However, the selling stockholders named in this prospectus may sell shares of common stock without a prospectus supplement, and using only this prospectus, as described below.

The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus.  You should carefully read this prospectus, the related exhibits filed with the SEC and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” on page 41 of this prospectus.  You should not assume that the information in this prospectus, the prospectus supplements or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement, if applicable.  We have not authorized anyone to provide you with different information.

This prospectus, and any prospectus supplements issued in relation to it, contain our trademarks and trademarks of our affiliates, and may contain trademarks, trade names and service marks of other parties.  Unless we indicate otherwise, the terms “Delta,” “the company,” “we,” “our” and “us” as used in this prospectus refers to Delta Financial Corporation and its subsidiaries as a combined entity, except where it is made clear that the term only means the parent company.

RISK FACTORS

An investment in our securities involves a high degree of risk.  You should carefully consider the risk factors discussed in this section, as well as those contained in any filing that we make with the SEC after the date of this prospectus, before making your investment decision.

Risks Related to Recent Adverse Conditions in the Sub-Prime Mortgage Industry, as Well as the Mortgage Industry and the Capital Markets Generally

We face significant challenges due to adverse conditions in the sub-prime mortgage and overall mortgage industries, as well as the capital markets generally.

In 2006, the sub-prime mortgage market in which we operate was characterized by increased competition for loans and customers.  The extensive competition lowered profit margins on loans and caused lenders to be more aggressive in making loans to less qualified customers.  By the end of 2006, the sub-prime mortgage industry was negatively impacted.  The sustained pricing competition and higher risk portfolios of these loans reduced the demand for loans among potential buyers of whole-loan sales, who offered lower prices for loans, reducing profit margins for sub-prime lenders, and increased costs in the securitization market.  In addition, the higher levels of credit risk assumed by many sub-prime lenders resulted in higher rates of delinquency in these loans and an increase in the frequency of early payment defaults and repurchase demands on these loans.

These trends accelerated during the first quarter of 2007; the industry experienced a period of turmoil in February and March of 2007, during which the securitization market sustained significant disruption and dozens of lenders failed or faced many other serious operating and financial challenges.  Among the most notable of these failures during this period was New Century Mortgage Corporation, one of the largest sub-prime originators in recent years, which announced in early April 2007 that it would file for bankruptcy protection and has since closed its operations.

Although the sub-prime and securitization markets seemed to improve somewhat during the second quarter of 2007, this improvement was relatively minimal and apparently short-lived.  By July 2007, the sub-prime market had experienced even more severe turmoil, which has continued through the date of this prospectus.  In response to higher rates of delinquencies and defaults, a large number of mortgage-backed securities have been placed on “credit watch,” and in some cases, downgraded, by the major U.S. rating agencies.  In addition, in the third quarter of 2007, Bear Stearns announced the collapse of two of its hedge funds that had invested in sub-prime mortgage securities.  Other investors have either been experiencing, or are expected to experience, problems arising from their investments in sub-prime mortgage securities.  Also, during the third quarter of 2007, the major U.S. rating agencies that rate sub-prime securitizations have increased reserve requirements for the securitizations to provide additional credit support.  The magnitude of these increased reserve requirements was unanticipated.

The combination of these significant industry events – including relatively poor performing collateral primarily from 2006 securitizations, ratings agencies downgrades, changes in credit enhancement levels required by rating agencies, issues with investors in sub-prime mortgage securities, and mortgage companies failing – has resulted in what has been characterized as unprecedented disruption in the securitization market upon which we and others in the sub-prime industry rely for long-term financing, further exacerbating the operating environment.  With this extremely limited secondary market, in which few transactions have been consummated in recent months, warehouse line providers have significantly marked down the value of the collateral of loans against which they provide financing and, as a result, placed margin calls and reduced advance rates on sub-prime and other lenders.  These increased margin calls and lower advance rates have required us and other lenders to utilize large amounts of capital to make up the shortfall and have resulted in more distressed sales which, in turn, put further downward pressure on whole loan sale prices, regenerating the cycle with escalating negative results.

Throughout the third quarter of 2007, a greater number of mortgage companies operating in the sub-prime (as well as prime and Alt-A) mortgage industry have failed or ceased operations, including mortgage companies or divisions of mortgage companies owned and operated by more diversified financial services firms, such as HSBC and Lehman Brothers.  All of these general market conditions may affect the performance of the mortgage loans originated by us and have and may continue to adversely affect our operations, as described in more detail in this section.

Our inability to access the securitization market or realize cash proceeds from securitizations and whole-loan sales in excess of our operating costs could harm our financial position and results of operations.

We rely, and expect to continue to rely, significantly upon our ability to securitize our mortgage loans - and, to a lesser extent, the premiums we receive on whole-loan sales - to generate cash for repayment of our short-term credit and warehouse credit facilities and to finance mortgage loans for the remainder of each mortgage loan’s life.  Since the end of the second quarter of 2007, the market for securitizations of sub-prime mortgage loans has been severely constrained, with only a small number of transactions coming to market.

We may not be successful in securitizing mortgage loans that we accumulate in the future.  Our most recent securitization, completed in September 2007, was completed on materially less favorable terms to us than our other recent securitizations.  We structured this securitization transaction to be accounted for as a sale (and not a financing, as we have with other securitizations since 2004) and also sold the residual interest to a third-party for cash.  We expect to incur a loss in the third quarter of 2007 with respect to this transaction, and in light of the significant market disruption that has occurred throughout the third quarter of 2007.

Our ability to complete securitizations of our loans at favorable prices or at all in the future will depend on a number of factors, including:

•	conditions in the securities markets generally;
•	conditions in the asset-backed securities market specifically;
•	the availability of credit enhancement on acceptable economic terms or at all;
•	credit enhancement levels required by the U.S. rating agencies that rate sub-prime mortgage securitizations;
•	the quality and characteristics of our newly originated loans that we may seek to securitize;
•	investor demand for securitizations we may seek to issue; and
•	the performance of our portfolio of securitized loans.

     Additionally, we may not receive premiums on our future whole-loan sales transactions, and may sell loans at a discount, affecting the amount of cash proceeds we realize.  If we are unable to realize proceeds that are approximately equal to or greater than the full economic value of the mortgage loans we securitize or sell on a whole-loan basis, our operations will be adversely impacted.  We cannot assure you that we will continue to be successful in doing so in the future.  As a result of conditions within the sub-prime mortgage industry, rating agencies, financial guarantee insurers and investors have recently required, and may continue to require in the future, additional credit enhancement to support the securities sold in securitizations of sub-prime mortgage loans.  This requirement generally has the effect of reducing the proceeds we may receive from, and increasing the overall expense of, executing securitizations.  The rating agencies that rate sub-prime securitizations have recently increased reserve requirements, the magnitude of which was unanticipated, which has affected and may continue to affect the amount of proceeds we can expect to receive in future securitizations.  We have recently raised our mortgage rates and modified our product offerings and underwriting guidelines in an effort to mitigate the effects of these changes.  There can be no assurance, however, that we will be successful in doing so.  In addition, we expect to receive lower proceeds from any future securitization that contains collateral that was originated based upon our previous guidelines and rates.

     Each of the securitizations we issue includes a series of asset-backed securities with various credit ratings. Unexpected changes in ratings or rating methodology by the rating agencies, including, without limitation, the required levels of over-collateralization on our newly issued or existing securitization transactions may have an adverse impact on our cash position and may affect the prices we receive on all or certain portions of the asset-backed securities we issue.  The required over-collateralization and sizing of each rated class of asset-backed securities being offered are generally determined solely by the rating agencies.

We depend on third-party financing sources, which may be unavailable to us in the future.

To accumulate loans for securitization or sale, we borrow money on a short-term basis through warehouse credit facilities.  We have relied upon a limited number of lenders to provide the primary credit facilities for our loan originations.  At September 30, 2007, we had $2.0 billion of borrowing capacity under four warehouse credit facilities ($1.25 billion of which is committed), down from $2.5 billion of borrowing capacity at June 30, 2007 ($1.5 billion of which was committed), as we did not renew our warehouse credit facility with Bank of America when it expired in September 2007.  Also at September 30, 2007, we had $406.7 million of mortgage loans outstanding on these warehouse credit facilities.  These facilities are due to expire between October 2007 and May 2008.  We may not be able to renew or replace any or all of these warehouse facilities at their respective maturities, at terms satisfactory to us or at all.

Any failure to renew or obtain adequate funding under these warehouse credit facilities or other financing arrangements, or any reduction in the size of, or increase in the cost of, these types of facilities could increase our interest expense or reduce the number of loans that we can originate.  If we are not successful in maintaining adequate financing, we would not be able to hold a sufficient volume of loans pending securitization.  As a result, we would have to curtail our loan origination activities or sell loans either through whole-loan sales or in smaller securitizations, which could render our operations unprofitable.

During volatile times in the capital markets, our access to warehouse credit and other financing facilities have been severely limited.  If we are unable to maintain adequate financing and other sources of capital are not available, we would be forced to suspend or curtail our operations.

Our warehouse credit facilities contain covenants that restrict our operations and may inhibit our ability to grow our business and increase revenues.

Our warehouse credit facilities contain restrictions and covenants that, among other things, require us to satisfy financial, asset quality and loan performance tests.  If we fail to satisfy any of these covenants, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their interests against collateral pledged under these agreements and restrict our ability to make additional borrowings.  These agreements also contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default.

The covenants and restrictions in our warehouse credit facilities may restrict our ability to, among other things:

•	finance loans which do not have specified attributes;
•	reduce our liquidity below minimum levels; and
•	hold loans for longer than established time periods.

These restrictions may interfere with our ability to enter into other financing arrangements or to engage in other business activities, such as selling new types of loan products.

Our warehouse financing is subject to margin calls based on our lender’s opinion of the value of our collateral.  Unanticipated margin calls could harm our liquidity.

The amount of financing we receive under our warehouse credit facilities depends in large part on our lenders’ valuation of the mortgage loans securing the financings.  Each credit facility provides the lender the right to re-evaluate the loan collateral that secures our outstanding borrowings at any time.  If the lender determines that the value of the collateral has decreased, the lender has the right to initiate a margin call.  A margin call would require us to provide the lender with additional collateral or to repay a portion of our outstanding borrowings.

     Any significant change in the credit quality or fair market value of our loan portfolio would have a significant effect on our financial position both as to profitability and cash flows, the amount of borrowings we can generate from our warehouse credit facilities, results of operations and our ability to securitize or sell our loans.  Declines in the fair market value of the mortgage loans held as collateral under our warehouse credit facilities may subject us to margin calls.  A substantial number of margin calls could cause us to breach the required capital or other covenants under our warehouse credit facilities.  Any breach of this kind could trigger a default of our other facilities under their respective cross-default provisions.  Any margin call could force us to redeploy our assets in a manner which may not be favorable to us, and if we are not able to satisfy a margin call, could result in the loss of the related warehouse credit facility and cause a default under any other credit facility.  As of September 30, 2007, we have delivered $28.0 million of mortgage loans as additional collateral on $406.7 million of outstanding warehouse borrowings in response to margin calls by our warehouse providers.  To date, we have been able to satisfy these margin calls from our existing liquidity.  However, we may be subject to increased margin calls in the future, and may be unable to satisfy our obligations under these calls.

Our $60.0 million repurchase financing facility with Angelo, Gordon & Co., L.P. (“Angelo Gordon”) requires the use of excess cash flows that we had heavily relied upon in the recent past to help offset our operating costs to re-pay the facility.

In August 2007, we entered into a $60.0 million repurchase facility (the “Repurchase Facility”) financing transaction with Angelo Gordon to increase our available liquidity.  The Repurchase Facility is collateralized by our owner trust certificates (or securitization certificates), which entitle the holder to receive the excess cash flow, if any, remaining in each payment period under the applicable securitization, after payments have been made in respect of the asset-backed notes and certificates, the contractual servicing fee and other fees, costs and expenses of administering the securitization trust.  Under the terms of the Repurchase Facility, the cash flows from our securitization certificates will be applied to pay down the principal of the Repurchase Facility.  We are also obligated to make monthly interest payments on the then-existing principal balance of the Repurchase Facility.  Although the Repurchase Facility has permitted us to monetize the securitization certificates’ excess cash flows up to bolster our liquidity, it has also eliminated, for now, our receipt of cash flows from these securitization certificates until the facility has been re-paid in full.  The elimination of these cash flows, upon which we have relied heavily over the past several quarters to help offset our operating costs, can have a negative effect on our financial condition.

In addition, the Repurchase Facility matures in 12 months, if not sooner repaid.  There can be no assurance that we will be able to repay the Repurchase Facility at that time, if at all.

Our success is dependent on leverage, which may create other risks.

Our success is dependent, in part, upon our ability to maintain and grow our assets through the use of leverage.  Leverage creates an opportunity for increased net income, but at the same time creates risks.  For example, leveraging magnifies both positive and negative changes in our net worth.  If we are unable to borrow funds, we will not be able to execute our business strategy and our results of operations, financial condition and liquidity will be adversely affected.  In addition, there can be no assurance that we will be able to meet our debt service obligations and, to the extent that we cannot, our financial condition will be materially and adversely affected.  Furthermore, if we were to liquidate, our debt holders and lenders will receive a distribution of our available assets before any distributions are made to our preferred or common shareholders.

Risks Related to Our Business Operations

We may operate on a negative cash flow basis and may not have sufficient capital resources to satisfy our fixed obligations and fund our operations.

We require substantial amounts of cash to fund our loan originations and operations.  We have operated on a negative cash flow basis at times during the past several years.  We utilize cash proceeds from our securitizations, including our sales of net interest margin (“NIM”) trust certificates, as well as cash generated from our sales of mortgage servicing rights (“MSRs”) and whole-loan sales, to help offset the costs to originate our loans.  We cannot assure you, however, that we will be able to earn a sufficient spread between our cost of funds and our average mortgage rates, or that we will be able to utilize optimal securitization structures (including the sale of NIM notes, Class N Notes or interest-only certificates or bonds), or be able to securitize at all or at terms favorable to us, to generate sufficient revenues and cash flows to offset our current cost structure and cash uses or generate sufficient cash flow from whole-loan sales to offset the cost to originate our loans.  Furthermore, we cannot assure you that we will be able to continue to originate a sufficient number of loans, which could also impact our ability to generate enough cash from securitizations, whole-loan sales and net interest income to offset our costs in the future.

In addition, we cannot assure you that we will generate positive cash flow in future periods, or at all, or that we will have sufficient working capital to fund our operations, which includes substantial fixed costs.  If we do not have sufficient working capital, we may need to reduce the scope of our operations and may not be able to satisfy our obligations as they become due.

Our profitability has recently declined, and we cannot assure you that we will be profitable in future periods.

We reported net income of $777,000 for the three months ended June 30, 2007, compared to net income of $7.2 million for the same period of 2006.  We reported net income of $5.7 million for the six months ended June 30, 2007, compared to net income of $13.8 million for the same period of 2006.  We expect to report a loss in the third quarter of 2007 related to the tumultuous market conditions and the execution we received and the manner in which we structured our September 2007 securitization.  We do not expect to have the same profitability in the foreseeable future that we had in prior periods, and we may incur losses.  Our profitability for the current fiscal year will be adversely affected by the fact that our results of operations for the nine months ended September 30, 2007 will include losses related to the structuring and execution of our September 2007 securitization, as well as losses arising from our August 2007 staff reduction (approximately 300 employees) and branch closings (3 locations).

We may be required to repurchase mortgage loans or indemnify investors if we breach representations and warranties in our mortgage loan sales agreements.

In connection with the sale and securitization of our loans, we are required to make customary representations and warranties regarding us and the loans.  We are subject to these representations and warranties for the life of the loans and they relate to, among other things:

•	compliance with laws;
•	regulations and underwriting standards;
•	the accuracy of information in the loan documents and loan files; and
•	the characteristics and enforceability of the loans.

A loan that does not comply with these representations and warranties may not be saleable or saleable only at a discount.  If the loan is sold before we detect non-compliance with these representations, we may be obligated to repurchase the loan and bear any associated loss, or we may be obligated to indemnify the purchaser against that loss.  We believe that we have qualified personnel and have established controls to help ensure that all loans will be originated to the market’s requirements; however, we cannot provide any assurance that we will succeed in doing so.  We seek to minimize losses from defective loans by correcting flaws if possible and then securitizing, selling or re-selling these loans.  We also create allowances in our financial statements to provide for defective loans.  However, we cannot provide any assurance that losses associated with defective loans will not harm our business, or that the allowances in our financial statements will be sufficient to reflect the actual losses that we may incur.

We typically finance borrowers with lower credit ratings relative to those who would otherwise qualify for prime mortgage loans.  This strategy may hinder our ability to obtain financing and to continue securitizing loans or selling loans on attractive terms in the future.

We market a significant portion of our loans to borrowers who are either unable or unwilling to obtain financing from traditional sources, such as commercial banks, credit unions, savings and loans, savings banks, and government-sponsored entities.  This type of borrower is commonly referred to as a sub-prime or non-conforming borrower.  Loans made to non-conforming borrowers may entail a higher risk of delinquency and loss than loans made to borrowers who use traditional financing sources.  This fact may hinder our ability to obtain financing and to continue securitizing loans or sell loans on attractive terms in the future.  A borrower’s delinquency in making timely mortgage loan payment will interrupt the flow of projected interest income from the mortgage loans we hold and can ultimately lead to a borrower’s loan default and a loss to us if the net realizable value of the real property securing the mortgage loan is insufficient to cover the principal and interest due on the loan.  In addition, our cost of financing a delinquent or defaulted loan is generally higher than for a performing loan.  We bear the risk of delinquency and default on loans beginning at the time of origination.  We continue to bear this risk until we sell these loans and, thereafter, we continue to bear this risk if we sell the loans with a retained interest or if we securitize the loans.  We also reacquire the risk of delinquency and default for loans that we are obligated to repurchase in connection with a securitization or a loan sale.  Repurchase obligations are typically triggered in loan sale transactions if the first payment due to the buyer following the loan sale is made more than 30 days after it is due or in any sale or securitization if the loan is not in compliance with the representations and warranties we provided in our sale documents.  Higher than anticipated loan delinquencies, including underestimating the extent of losses that our loans may incur, could cause us to incur substantial loan repurchase obligations, limit our ability to sell or securitize additional loans and limit the cash flow from our securitizations.

Historically, we have experienced higher rates of delinquency on loans made to these credit-impaired, non-conforming borrowers compared to delinquency rates experienced by other financial companies on loans to borrowers who are not credit impaired.  While we use underwriting standards designed to mitigate the higher credit risk associated with lending to these non-conforming borrowers, our standards and procedures may not offer adequate protection against the risk of default.  In addition, any deterioration of prevailing economic conditions, such as higher unemployment rates, may further increase the risks inherent in making loans to these types of borrowers.

We may change or eliminate the types of loan products we offer, which could reduce our origination levels.

Since the second quarter of 2007, in response to prevailing market conditions, we made substantial changes to our products, including increasing our mortgage rates, modifying our underwriting guidelines, and discontinuing certain loan products.  We may make similar or other changes to our products in the future.

Any change to or elimination of loan products we offer (including the states we choose to originate loans in) may have a significant effect on, including without limitation, the amount of loans we originate, our cost to originate, the size of our securitizations, the credit ratings of our asset-backed securities, the amount of loans we sell and our overall financial results.  The changes or eliminations may also affect our ability to securitize or sell our loans.

Declines in the housing or real estate market could cause us to incur losses.

The leveling off or decline in the value of residential properties could have a significant impact on our origination levels or cause us to incur losses.  The increase in home prices (generally from 2001 through 2005) contributed to the growth in our origination volume, as well as reducing the risk of losses by improving loan-to-value (“LTV”) or combined LTV (“CLTV”) ratios.  The slowing of home-price growth, or decline in values in some markets over the past several quarters, could have a significant impact on our mortgage loan origination growth, as well as impact our prepayment speed and credit loss assumptions on the mortgage loans held for investment and the corresponding allowance for loan losses.  Furthermore, any further material decline in real estate values would weaken our collateral and LTV and CLTV ratios and increase the possibility of loss if a borrower defaults.  In such an event, we would be subject to the risk of loss on our mortgage assets arising from borrower defaults.

We depend heavily on independent mortgage brokers for the origination of our wholesale mortgage loans.

Approximately 50% or more of our loan production is sourced from independent mortgage brokers.  These independent mortgage brokers have relationships with multiple lenders and are not obligated by contract or otherwise to do business with us.  For the six months ended June 30, 2007 and 2006, 53.6% and 54.0%, respectively, of our loan originations were originated through independent mortgage brokers.  We compete with other lenders for the independent mortgage brokers’ business on the basis of pricing, service, loan fees, costs and other factors.  Competition from other lenders could harm the volume and pricing of our wholesale loans, which could reduce our loan production.

     We have faced intense competition in the non-conforming mortgage loan industry.  The level of competition may result in reduced loan production, reduced net income or in revised underwriting standards, which could harm our business.

As an originator of mortgage loans, we have faced intense competition, primarily from diversified consumer financial companies and other diversified financial institutions, mortgage banking companies, commercial banks, credit unions, savings and loans, savings banks, mortgage REITs and other finance companies.  Compared to us, many of these competitors are substantially larger than we are, have greater access to capital at a lower cost than we do, have substantially greater resources than we do and have a more established market presence than we have.  In addition, we have experienced increased competition over the Internet, where barriers to entry are relatively low.  Competition can take many forms, including lower interest rates and costs to the borrower, less stringent underwriting standards, convenience in obtaining a loan, customer service, the amount and term of a loan and more desirable or effective marketing and distribution channels.   Furthermore, the entrance of additional competitors into our market could adversely affect the overall execution of our securitizations as well as reduce the gains that we may realize in future whole-loan sales.  In addition, during some prior periods, efficiencies in the asset-backed securities market have created a desire for larger transactions, giving companies with greater volumes of originations a competitive advantage.

If our competitors increase their marketing efforts, we may be forced to expand our marketing efforts, reduce the rates and fees we currently charge or change our underwriting guidelines in order to maintain and expand our market share.  Any reduction in our rates or fees, or any change to our underwriting guidelines, could reduce our profitability or the likelihood that our loans will be repaid.  Any expansion of our marketing efforts could result in higher costs.

We are subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, other vendors and our employees.

At the time we originate mortgage loans, we rely heavily upon information supplied to us by third parties, including the information contained in the loan application, property appraisal, title information and employment and income documentation.  If any of this information is intentionally or negligently misrepresented and we do not detect the misrepresentation prior to funding the loan, the value of the loan may be significantly lower than expected.  Whether any misrepresentation or fraudulent act is made by the loan applicant, the mortgage broker, another third party or one of our employees, we may bear the risk of loss.  A loan subject to such misrepresentation or fraud is typically unsaleable or subject to repurchase by us if it is sold by us prior to detection of the misrepresentation or fraud.  Even though we may have rights against persons and entities who made or knew about the misrepresentation or fraudulent act, these persons and entities are often difficult to locate, making it difficult to collect any monetary losses we may have suffered.

We have controls and processes that are designed to help us identify misrepresentations from our borrowers, mortgage brokers, other vendors and our employees.  However, we cannot assure you that we have detected or will detect all misrepresentations or fraud in our loan originations.

Some of our loan products may require payment adjustments during the term of the mortgage loan that may result in increased payment defaults by borrowers and higher losses to us.

Some of our loan products require payment adjustments during the term of the mortgage loan.  This can result in payment defaults by borrowers who are unprepared or unable to meet higher payment requirements.  In addition, some of our loan products do not amortize evenly and generally enable the borrower to pay a reduced principal and interest payment for the first 10 years that the loan is outstanding.  These loan products, in addition to possibly having increased payment defaults, also may result in higher losses to us due to higher principal balances outstanding at the time of a borrower default than would be the case for a loan that amortizes evenly throughout its term.

A significant decline in the volume of cash-out refinancings could reduce our origination levels.

To date, a significant source of our mortgage loan production volume has consisted of cash-out refinancings.  The demand for these types of loans generally decreases as interest rates rise or as market values of homes decline.  The rise in interest rates generally reduces the number of borrowers who would otherwise qualify for or elect to pursue a cash-out refinancing.  Similarly, the decline in the market value of homes reduces the amount of equity available to be borrowed against in a cash-out refinance.

We depend on key personnel and the continued ability to attract and retain qualified employees, the loss of which could disrupt our operations and result in reduced revenues.

The success of our operations depends on the continued employment of our senior management.  If key members of our senior management were unable to perform their duties or were to leave us, we may not be able to find capable replacements, which could disrupt operations and result in reduced revenues.  We have entered into employment, change-in control and non-competition agreements with some members of our senior management; however, these individuals may leave us or compete against us in the future.  In addition, a court might not enforce the non-competition provisions of these agreements.

Even if we retain our current employees, our management must continually recruit talented professionals in order to grow our business.  These professionals must have skills in business strategy, marketing, sales, finance and underwriting loans.  Moreover, we depend, in large part, upon our wholesale account executives and retail loan analysts to attract borrowers by, among other things, developing relationships with financial institutions, other mortgage companies and brokers, real estate agents, borrowers and others.  The market for these skilled professionals is highly competitive and may lead to increased hiring and retention costs.  The morale of our current employees may have been adversely affected by our August 2007 workforce reduction, in which we eliminated approximately 20% of our workforce; these reductions could potentially impact our personnel’s performance or their willingness to remain with us.  An inability to attract, motivate and retain qualified professionals could disrupt our operations and limit our growth.

Any disruption to our Click and Close® system could disrupt our operations, expose us to litigation and require expensive investments in alternative technology.

We are highly dependent upon our Click and Close® proprietary software to originate our mortgage loans.  Any disruption to this software would substantially curtail our ability to originate new loans.  The costs to replace this system may be extremely large.

An interruption in or breach of our information systems may result in lost business.

We rely heavily upon communications and information systems to conduct our business.  Any failure or interruption or breach in security of our information systems (including communication and computer systems) or the third party information systems on which we rely could cause underwriting or other delays and could result in fewer loan applications being received, slower processing of applications and reduced efficiency in loan servicing.  Additionally, in connection with our loan file due diligence reviews, we have access to the personal financial information of the borrowers, which is highly sensitive and confidential, and subject to significant federal and state regulation.  If a third party were to misappropriate this information, we potentially could be subject to both private and public legal actions.  Our policies and safeguards may not be sufficient to prevent the misappropriation of confidential information, or prevent us from violating existing federal or state laws or regulations governing privacy, or those laws or regulations that may be adopted in the future.

Despite our efforts to maintain Internet security, we may not be able to stop unauthorized attempts to gain access to, or disrupt communications with, our brokers and our customers.  Specifically, computer viruses, break-ins and other disruptions could lead to interruptions, delays, and loss of data or the inability to accept and confirm the receipt of information.  Any of these events could substantially damage our reputation.  We cannot assure you that our current technology or future advances in this technology or other developments will be able to prevent security breaches.  We may need to incur significant costs or employ other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches.

The success, growth and competitiveness of our business will depend upon our ability to adapt to and implement technological changes.

The intense competition in the non-conforming mortgage industry over the past several years has led to rapid technological developments, evolving industry standards and frequent releases of new products and enhancements.  As mortgage products are offered more widely through alternative distribution channels, such as the Internet, we may be required to make significant changes to our current wholesale and retail structure and information systems to compete effectively.  The origination process is becoming more dependent upon technological advancement, such as the ability to process applications over the Internet, accept electronic signatures, process status updates instantly and other conveniences that customers may expect.  Implementing this new technology and becoming proficient with it may also require significant capital expenditures.  Our inability to continue enhancing our current Internet capabilities, or to adapt to other technological changes in the industry, could reduce our ability to compete.

Unpredictable delays or difficulties in the development of new loan products or loan programs can harm our business.

We and our competitors often seek to develop new loan products and programs to gain a competitive advantage in the marketplace.  New loan products and programs can have the effect of obtaining more business in the wholesale channel from mortgage brokers and/or in the retail channel directly with consumers, by providing greater flexibility and more alternatives to meeting borrowers’ needs.  Any unpredictable delays or difficulties in developing and introducing new loan products or programs can result in the loss of business to competitors.

Our use of Insured Automated Valuation Models (“Insured AVMs”) in lieu of appraisals could increase our losses.

We use Insured AVMs in lieu of appraisals for certain mortgage loans we originate (totaling approximately 13.9% and 14.1% of our total loan production during the three and six months ended June 30, 2007, respectively).  An Insured AVM is the coupling of a third-party valuation estimate and insurance on that value.  The third-party AVM providers have created computer programs that use relevant real estate information, such as sales prices, property characteristics and demographics, to calculate a value for a specific property.  Public records are the primary data source for an AVM, and the quality of the values that they generate varies depending upon the data they use and their design.  AVMs are complex programs incorporating a variety of forecasting techniques.  The different methodologies, algorithms and variables used by the third-party AVM providers may vary greatly and affect their reliability and accuracy.

One of the weaknesses in using an AVM to value a property is the lack of a physical exterior or interior inspection of the property.  To mitigate some of this inherent weakness, we require a property condition report to be completed for each AVM considered for use.  A property condition report is a limited physical external inspection of the property.  There can be no assurance, however, that these property inspections will uncover all potential issues with a property that a full appraisal might uncover.

At the closing of the loan, we purchase insurance that insures the value of the property.  In the event the borrower defaults upon their loan, resulting in the liquidation of the property, the insurance company may have to pay a portion of any losses incurred by the applicable securitization trust resulting from incorrect values.  However, there can be no assurance that the securitization trust will be able to collect any insurance in the event of a loss, which would affect the interest income we earn from that trust.

Current loan performance data may not be indicative of future results.

When making capital budgeting and other decisions, we use projections, estimates and assumptions based on our experience in the mortgage lending industry.  Actual results and the timing of certain events could differ materially in adverse ways from those projected, due to factors including changes in general economic conditions, real estate values, interest rates, mortgage loan prepayment rates and in losses due to defaults on mortgage loans.  These differences and fluctuations could rise to levels that may adversely affect our profitability and financial condition.

If we make any acquisitions, we will incur a variety of costs and may never realize the anticipated benefits, which can harm our business.

If appropriate opportunities become available, we may attempt to acquire businesses that we believe are a strategic fit with our business.  We currently have no agreements to consummate any acquisitions.  If we pursue any transaction, the process of negotiating the acquisition and integrating an acquired business may result in operating difficulties and expenditures, and may require significant management attention that would otherwise be available for ongoing development of our business, whether or not the relevant transaction is ever consummated.  Moreover, we may never realize the anticipated benefits of any acquisition.  Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or the recording of goodwill and other intangible assets, which could increase our expenses.

If any of our assumptions used to determine the fair value of our stock-based awards change significantly, future share-based compensation expense may differ materially from that recorded currently.

In 2006 we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” which required us to measure compensation cost for stock awards at fair value and recognize compensation over the service period in which the awards are expected to vest.  The determination of compensation cost requires us to make many assumptions regarding volatility, expected option life and forfeiture rates.  In addition, changes in our stock price or prevailing interest rates will also impact the determination of fair value and compensation cost.  If any of our assumptions used to determine fair value change significantly, future share-based compensation expense may differ materially from the amounts that we currently record.

We are subject to risks in connection with the level of our allowance for loan losses.

A variety of factors could cause our borrowers to default on their loan payments and the collateral securing such loans to be insufficient to pay any remaining indebtedness.  In such an event, we could experience significant loan losses.  Our provision for loan losses increased to $13.3 million for the three months ended June 30, 2007, compared to $7.0 million for the three months ended June 30, 2006.

In the process of originating a loan, we make various assumptions and judgments about the ability of the borrower to repay it, based on the creditworthiness of the borrower and the value of the real estate, among other factors.  We establish an allowance for loan losses through an assessment of probable losses in our loan portfolio.  Several factors are considered in this process, including historical and projected default rates and loss severities.  If our assumptions and judgments regarding these matters are incorrect, our allowance for loan losses might not be sufficient, and additional loan loss provisions might need to be made.  Depending on the amount of such loan loss provisions, the adverse impact on our earnings could be material.

If the total amount of excess inclusion income exceeds our regular taxable income, our liquidity would be impacted as our cash payments for federal income taxes would exceed the amount that would otherwise be required.

A portion of the income we received from our ownership interests in a “REMIC” securitization is referred to as “excess inclusion” Income.  In addition, all or a portion of the dividends we receive from our REIT subsidiary is considered excess inclusion income, resulting from the subsidiary’s ownership of the securitization trusts, which are classified as a taxable mortgage pool.  With limited exceptions, excess inclusion income is always subject to tax because it cannot be offset by other deductions or by net operating losses.

Our previous financial statements are not indicative of our future financial results.

Our most recent securitization, completed in September 2007, was completed on materially less favorable terms to us than our other recent securitizations.  In addition, we structured the securitization transaction to be accounted for as a sale, and not a financing, as we have with other securitizations since 2004.  We also sold the residual interest in that securitization to a third party for a cash purchase price.  We expect to incur a loss in the third quarter of 2007 with respect to this transaction, and in light of the aforementioned significant market disruption that has occurred throughout the third quarter of 2007.

In March 2004, we began using a securitization structure that we account for as a secured financing, also known as portfolio accounting.  Portfolio accounting recognizes the related revenue as net interest income over the life of the securitized loans.  In contrast, our prior securitization structures required us to record virtually all of the income received upfront as a gain on sale of mortgage loans.  We structured all of our 2006, 2005 and 2004 securitizations (as well as those throughout 2007, other than our September 2007 securitization) as secured financings and plan to continue to utilize this structure, and portfolio accounting, for our future securitization transactions.  As a result, income that would have otherwise been recognized upfront as gain-on-sale revenue at the time of a securitization is now typically recognized over the life of the loans.

As a result of these changes, our results of operations during the six months ended June 30, 2007 and the years ended December 31, 2006, 2005 and 2004 were recorded on a basis that is substantially different from years prior to 2004.  We recorded increased quarterly income during 2006, as compared to the same quarter in 2005.  The increasing trend in same quarter over same quarter income we experienced from the first quarter of 2004 through the fourth quarter of 2006 largely reflects the time it took to build our loan portfolio to a size that generated sufficient net interest income to offset our operating expenses.  Accordingly, our financial statements from years prior to 2004, and to a certain extent in 2004 and 2005 when we started building up our loan portfolio, will be of limited use to you in evaluating our performance in future periods.  Likewise, because we structured our September 2007 securitization as a sale and further sold the residual interest for cash, our third quarter 2007 results will be substantially different than the past several quarters and may be of limited use to you in evaluating our performance in future periods.

Risks Related to Our Financing Activities

We are exposed to contingent risks and liabilities related to all of the loans we originate and either securitize or sell.

We have the following contingent risks with respect to loans that we originate and either securitize or sell:

•
We retain some degree of credit risk on all loans we originate or purchase during the period of time that we hold loans before securitization or sale.  This credit risk includes the risk of borrower default, the risk of foreclosure and the risk that an increase in interest rates would result in a decline in the value of our loans to potential purchasers.

•
Our securitizations generally require the use of the excess cash flow distributions related to the owner trust certificates to accelerate the amortization of the securities balances relative to the amortization of the mortgage loans held by the trust, up to specified over-collateralization (“O/C”) limits.  The resulting O/C serves as credit enhancement for the related securitization trust and, therefore, is available to absorb losses realized on loans held by that securitization trust.  Generally, the form of credit enhancement entered into in connection with securitization transactions contains limits on the delinquency, default and loss rates on the loans included in each securitization trust.  If at any measuring date, the delinquency, default or loss rate with respect to any trust exceeds the specified delinquency, default and loss rates, excess cash flow from the securitization trust, if any, would be used to fund the increased O/C limit instead of being distributed to the holder of the owner trust certificate.  For those securitizations where we hold the owner trust (or similar) certificate, which includes all securitizations since the beginning of 2004 (other than the September 2007 securitization), such an occurrence would reduce our cash flow.

•
When we sell or finance mortgage loans, either through securitization or on a whole-loan basis, we make standard representations and warranties regarding these loans and may be required to repurchase mortgage loans that are not in compliance with any one or more of these representations and warranties.  In addition, in the past, we also have sold loans and/or pools of loans directly to commercial banks, consumer finance companies and accredited investors.  In general, we sold these pools of loans or individual loans with recourse, in which case we are obligated to repurchase any loan upon default and to acquire the related mortgage loan.  This obligation is subject to various terms and conditions, including, in some instances, a time limit.  At June 30, 2007, we had reserved $115,000 in potential losses against $343,000 in aggregate principal amount of loans sold subject to future repurchase should these loans meet the default provisions.

A decline in the quality of servicing could reduce our ability to sell or securitize loans.

In May 2001, we transferred our servicing portfolio to Ocwen Federal Bank FSB, a subsidiary of Ocwen Financial Corporation and a related predecessor entity to Ocwen Loan Servicing, LLC, which presently services our loan portfolio.  Poor servicing by Ocwen Loan Servicing, LLC (or its parent or subsidiaries) or any other third-party servicer who services the loans we originate could harm our ability to sell or securitize loans.  Additionally, regulatory actions and class action lawsuits against these servicers could harm the value of our securitized loans and our ability to sell or securitize loans.  Ocwen Financial Corporation and several of its affiliates have been named as defendants in a number of purported class action lawsuits that challenge its servicing practices under applicable federal and state laws.  In addition, according to its public filings, Ocwen Financial Corporation and its affiliates maintain high levels of indebtedness.  Ocwen Financial Corporation, a non-investment grade company, terminated its banking subsidiary’s status as a federal savings bank under supervision of the Office of Thrift Supervision (“OTS”) and Federal Deposit Insurance Corporation (“FDIC”) and has obtained necessary licensing at the state and local level.  If Ocwen Financial Corporation's operations are impaired as a result of litigation, governmental investigations, its inability to repay its indebtedness when due, or further degradation of its capitalization or credit rating, our profitability and operations may be harmed.

Risks Related to Economic Factors, Market Conditions and Other Factors Beyond Our Control

The mortgage loans we originate are generally considered subprime mortgage loans, and it is possible that we, due to our substantial economic exposure to the subprime mortgage market, for financial or other reasons, may not be capable of repurchasing or providing a substitute mortgage loan for any defective mortgage loans we previously securitized or sold.

Recently, numerous residential mortgage loan companies that originate subprime mortgage loans have experienced serious financial difficulties and, in some cases, bankruptcy.  Those difficulties have resulted in part from declining markets for mortgage loans as well as from claims for repurchases of mortgage loans previously sold for breaches of the representations and warranties made on the mortgage loans, such as fraud claims.  We cannot assure you that we will not face similar circumstances in the future.

Recent bankruptcies, and regulatory and legal actions affecting the subprime sector may cause our loans to be viewed as less desirable for securitization.

Our ability to securitize or sell certain of the mortgage loans we originate depends upon the acceptance of those products by various parties in the market, including, among others, underwriters or purchasers of our asset-backed securities, rating agencies, bond insurers and/or whole-loan purchasers.  Any one of these or other parties may determine that certain of the loan products that we originate (now or in the future) are undesirable or problematic, which can make it more difficult to securitize these loans or sell them at a price and on other terms acceptable to us in the future.  Our inability to securitize or sell certain types of loan products may cause us to retain these loans in our portfolio, which may have an adverse impact on our cash position or generate losses, or sell them at a significant discount, which may generate losses and adversely affect our cash flows.

Changes in ratings or rating methodology by rating agencies may adversely impact our liquidity.

Each of our securitizations includes a series of asset-backed securities with various credit ratings. Unexpected changes in ratings or rating methodology by the rating agencies (S&P, Moody's, Fitch and/or DBRS) on our newly issued or existing securitization transactions may have an adverse impact on our cash position and may affect the prices we receive on all or certain portions of the asset-backed securities we issue.  The required O/C and sizing of each rated class of asset-backed securities being offered are generally determined solely by the rating agencies, which may make determinations that are adverse to our interests.  For example, as a result of recent conditions within the sub-prime mortgage industry, rating agencies have begun to, and may continue to in the future, require additional credit enhancement to support the securities sold in securitizations of sub-prime mortgage loans.  This requirement generally has the effect of reducing the proceeds we may receive from, and increasing the overall expense of executing securitizations.  The rating agencies that rate subprime securitizations have also recently increased reserve requirements, the magnitude of which was unanticipated, which may affect the amount of proceeds we can expect to receive in any future securitizations.

Interest rate fluctuations may reduce our loan origination volume, increase our prepayment, delinquency, default and foreclosure rates, and reduce the value of and income from our loans.

One of our primary market risks is interest rate risk.  Our profitability may be directly affected by the level of, and fluctuation in, interest rates, which affects our ability to earn a spread between the interest received on our loans and the cost of our borrowings, which are tied to various interest rate swap maturities, commercial paper rates and the London Inter-Bank Offered Rate (“LIBOR”).  Our profitability is likely to be harmed during any period of unexpected or rapid changes in interest rates.  A substantial and sustained increase in interest rates could harm our ability to originate loans, because refinancing an existing loan would be less attractive to the borrower, and qualifying for a loan may be more difficult for the borrower.

Risks Associated with Increased Interest Rates.  Some of the risks we face relating to an increase in interest rates are:

•	reduced customer demand for our mortgage loan products;
•	higher delinquency and default rates on the adjustable-rate mortgage loans that we have originated;
•	reduced profitability on future securitizations due to wider investor spread requirements or increased over-collateralization requirements for securities issued in securitizations;
•
increased cost of funds on our warehouse credit financings or other corporate borrowings, which may result in a reduced spread between the rate of interest we receive on loans and the interest rates we must pay under our credit facilities; and

•	limited access to borrowings in the capital markets.

Risks Associated with Lower Interest Rates. A decline in market interest rates generally induces borrowers to refinance their loans, and could reduce our long-term profitability.  Because consumers in the United States have recently experienced a prolonged period of low interest rates (predominantly in late 2001 through mid-2004), many borrowers have already refinanced their existing debt, which could reduce the pool of borrowers interested in our mortgage products.  Furthermore, a material decline in interest rates could increase the level of loan prepayments, which in turn could decrease the amount of collateral underlying our securitizations, and cause us to earn less income in connection with these loans over time.

Risks Associated with Fluctuating Interest Rates. Periods of unexpected or rapid changes in interest rates, and other volatility or uncertainty regarding interest rates, also can harm us by increasing the likelihood that asset-backed investors will demand higher than normal spreads to offset that volatility or uncertainty.  In that event, the net interest spread we can expect to receive from our securitized assets would decrease.

Fluctuating interest rates may affect the net interest income we earn, based upon the difference between the yield we receive on loans held pending whole-loan sale or pre-securitization and the interest that we pay for funds borrowed under our warehouse credit facilities.  A change in interest rates could reduce the spread between the average coupon rate on fixed rate loans and the weighted average pass-through rate paid to investors on the securities issued in connection with a securitization.  Although the average loan coupon rate is fixed at the time the loan is originated, the pass-through rate to investors in a securitization is not fixed until the pricing of the securitization, which occurs shortly before our sale of the loans to the securitization trust.  Therefore, if the market rates required by investors increase prior to securitization of the loans, the spread between the average coupon rate on the loans and the pass-through rate to investors may be reduced or eliminated, which would reduce or eliminate our net interest income from our on-balance sheet loan portfolio.  A portion of our asset-backed securities are priced based on one-month LIBOR, but the collateral that backs these securities is comprised of mortgage loans with either fixed interest rates or “hybrid” interest rates — that is, fixed for the initial two or three years of the mortgage loan, and adjusting afterwards every six months thereafter.  As a result, the cash flows that we receive from these securitized mortgage loans are dependent upon the interest rate environment.  This is because “basis risk” exists between the assets and liabilities of the securitization trusts that we create.  For example, the interest costs for that portion of our asset-backed securities that are priced on one-month LIBOR bears interest at a floating rate.  As a result, each month the interest rate received by the security holders will adjust upwards or downwards as interest rates change.  Therefore, as interest rates rise, the spread we earn on these assets will fall, and as interest rates fall, the spread we earn on these assets will rise.  The decrease in the interest rate spread we earn as a result of rising interest rates will reduce our cash flow and harm our profitability.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates.

Although we may seek to mitigate or offset our exposure to interest rate risks by using various hedging strategies, including interest rate swaps and/or “corridors” (corresponding purchase and sale of interest rate caps with similar notional balances at different strike prices), these hedging strategies may not be effective and involve risk.  There have been periods, and it is likely that there will be periods in the future, during which we will incur losses after accounting for our hedging strategies.  The hedging strategies we select may not have the effect of reducing our interest rate risk.  In addition, the nature and timing of our hedging transactions could actually increase our risk and losses.  In addition, hedging strategies involve transaction costs and other costs.  Our hedging strategies and the derivatives that we may use may not adequately mitigate or offset the risk of interest rate volatility, and our hedging transactions may result in losses.

Our business may be harmed by economic difficulties in the eastern United States, where we conduct a significant amount of our business.

We lend primarily to borrowers that secure their obligations to us with real property located in the eastern half of the United States.  Accordingly, an economic downturn in the eastern half of the United States could negatively impact our ability to meet our origination targets or harm the performance of our existing on-balance sheet loan portfolio.

An economic slowdown or recession could cause us to experience losses, including increasing delinquencies, decreasing real estate values and increasing foreclosures on our loans.

Periods of economic slowdown or recession may be accompanied by decreased demand for consumer credit, declining real estate values and an increased rate of delinquencies, defaults and foreclosures, and may harm our business.  In the mortgage business, any material decline in real estate values reduces the ability of borrowers to use the equity in their homes to support borrowings and increases the loan-to-value ratios of loans we previously made.  These factors weaken collateral coverage and increase the possibility of a loss on the loan if a borrower defaults.  Delinquencies, foreclosures and losses on mortgage loans generally increase during economic slowdowns or recessions.  However, delinquencies, foreclosures and losses on mortgage loans also have increased during periods of economic growth.  As a result, we cannot assure you that any delinquencies, foreclosures and losses will not increase in the future.

Because of our focus on non-conforming credit-impaired borrowers in the home equity loan market, the actual rates of delinquencies, foreclosures and losses on the loans we hold is likely to be higher under adverse economic conditions than delinquencies, foreclosures and losses currently experienced in the mortgage loan industry in general.  We are particularly subject to economic conditions in the northeastern United States, where approximately 39.6% and 41.5% of our loans were originated during the three and six months ended June 30, 2007, respectively.  Any sustained period of increased delinquencies, foreclosures, losses or increased costs could reduce our ability to sell, and could increase the cost of selling, loans through securitization or on a whole loan basis.  Any sustained increase in delinquencies, defaults or foreclosures is likely to increase losses and harm the pricing of our future securitizations and whole-loan sales as well as our ability to finance our loan originations.

Geopolitical risks may harm our business.

Geopolitical risks, such as terrorist attacks in the United States or other parts of the world, conflicts involving the United States or its allies, or military or trade disruptions, may harm our business.  These types of events could cause, among other things, the delay or cancellation of plans to finance a mortgage with us on the part of our customers or potential customers, or could negatively impact the capital markets and the asset-backed market in particular.  Any of these events could cause business and consumer confidence and spending to decrease further, resulting in increased volatility in the United States and worldwide financial markets and potentially an economic recession in the United States and internationally, which could harm our business.

Additionally, the economic impact of the United States’ military operations in Afghanistan, Iraq and other countries, as well as the possibility of any terrorist attacks in response to these operations, is uncertain, but could have a material adverse effect on general economic conditions, consumer confidence and market liquidity.  No assurance can be given as to the effect of these events on consumer confidence and the performance of our mortgage loans.  United States military operations also may increase the likelihood of shortfalls under the Servicemembers Civil Relief Act or similar state laws, which provide for reduced interest payments for members of the armed forces while on active duty.

Natural disasters may harm our business, causing us to experience losses, and increasing delinquencies and foreclosures on our loans.

      Natural disasters may adversely affect the performance of mortgage loans in a variety of ways, including but not limited to, impacting borrowers’ abilities to repay their loans, displacing the homeowners due to severe damage to the properties, and decreasing the value of the mortgaged property, which may result in increased losses to us.  Additionally, claims for insurance recoveries may be disputed if insured parties and their insurers disagree in their assessments or type of insurable damage, causing the timing and receipt of insurance payments for damages to be delayed or made at amounts lower than expected, if at all.  We may not be able to readily determine the particular nature of such economic effects, how long any of these effects may last, or the impact on the performance of mortgage loans affected by the natural disaster.

Risks Related to Laws, Regulations and Legal Actions

The scope of our business exposes us to risks of noncompliance with an increasing and, in some cases, inconsistent body of complex laws, rules and regulations at the federal, state and local levels.

We must comply with the laws, rules and regulations, as well as judicial and administrative decisions, in all of the jurisdictions in which we are licensed to originate mortgage loans, as well as an extensive body of federal laws, rules and regulations.  Moreover, our lending business is subject to extensive government regulation, supervision and licensing requirements by various state departments of banking or financial services, and the cost of compliance with such regulations may hinder our ability to operate profitably.  Also, individual cities and counties have begun to enact laws that restrict non-conforming loan origination activities in those cities and counties.  The laws, rules and regulations of each of these jurisdictions are different, complex and, in some cases, in conflict with each other.  As new laws, rules and regulations are added or amended, it may be more difficult to comprehensively identify, accurately interpret, properly program our technology systems and effectively train our personnel with respect to all of these laws, rules and regulations.  Our inability to properly manage regulatory compliance could increase our potential exposure to the risks of noncompliance with these laws, rules and regulations.

Our failure to comply with these laws, rules and regulations may lead to:

•	civil and criminal liability, including potential monetary penalties;
•	loss of state licenses or other approved status required for continued lending operations;
•
 legal defenses delaying or otherwise harming the servicers’ ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transaction, or remove the security interest in the property;

•	demands for indemnification or loan repurchases from purchases of our loans;
•	difficulty in securitizing or selling our mortgage loans;
•	our choosing or being forced to severely limit, or even cease our lending activities in a particular area;
•	class action lawsuits; or
•	administrative enforcement actions.

Any of these results could harm our business.

Compliance with a variety of potentially inconsistent federal, state and local laws, rules and regulations has increased our compliance costs, as well as the risk of litigation or administrative action associated with complying with these proposed and enacted federal, state and local laws, particularly those aspects of proposed and enacted laws that contain subjective requirements, with which it may be difficult to ensure compliance.  In addition, federal, state and local laws, rules and regulations could impact over-collateralization requirements set by the rating agencies, which could decrease the cash proceeds we may receive from our securitizations.  In some cases, rating agencies may refuse to rate securitization transactions that contain loans covered by laws, rules and regulations that they determine create too much risk or uncertainty.

The federal government and many states and local municipalities have adopted and/or are considering adopting laws that are intended to further regulate our industry.  We anticipate that the level of regulatory activity at the federal and state level is likely to increase in the short term, in light of higher defaults and reports of unprecedented numbers of U.S. consumers at risk to lose their homes.  Many of these laws and regulations seek to impose broad restrictions on certain commonly accepted lending practices, including some of our practices.

If we do not comply with the Federal Truth-in-Lending Act (“TILA”), aggrieved borrowers could have the right to rescind their loans.

TILA and Regulation Z under TILA contain disclosure requirements designed to provide consumers with uniform and understandable information regarding the terms and conditions of loans and credit transactions in order that consumers may compare proposed credit terms.  TILA also guarantees consumers a three-day right to cancel certain loan transactions and imposes specific loan feature restrictions on some loans, including the type of loans that we originate.  If we do not comply with these requirements, in addition to fines and penalties, aggrieved borrowers could have the right to rescind their loans or to demand, among other things, the return of finance charges and fees paid to us at the time of the loan, as well as statutory, actual and other damages.

If we do not comply with Regulation X under the Real Estate Settlement Procedures Act (“RESPA”), we could be subject to substantial fines and potential limitations upon future business activities.

We also are subject to the RESPA, and Regulation X under RESPA.  These laws and regulations, which are administered by the Department of Housing and Urban Development, (“HUD”), impose limits on the amount of funds a lender can require a borrower to deposit in any escrow account for the payment of taxes, insurance premiums or other charges; limits the types of fees which may be paid to third parties; and imposes various disclosure requirements on the lender.  If we do not comply with these requirements, we could be subject to refunding unearned fees, imposition of substantial fines and potential limitations upon future business activities.

The increasing number of federal, state and local “anti-predatory” lending laws may restrict our ability to originate, or increase our risk of liability with respect to, some types of mortgage loans and could increase our cost of doing business.

In recent years, several federal, state and local laws, rules and regulations have been adopted, or are under consideration for adoption, that are intended to eliminate so-called “predatory” lending practices.  These laws, rules and regulations impose restrictions on mortgage loans on which certain points and fees, interest rate, or the annual percentage rate (“APR”) exceed specified amounts.  Some of these restrictions expose lenders to risks of litigation and penalties no matter how carefully a loan is underwritten.  In addition, an increasing number of these laws, rules and regulations seek to impose liability for violations on purchasers of loans, regardless of whether a purchaser knew of or participated in the violation. It is against our policy to engage in predatory lending practices.  In May 2007, the U.S. Federal Reserve Board announced that it would hold hearings to consider new regulations in the subprime mortgage sector, and the U.S. Congress has also announced that it is conducting hearings to consider new legislation as well.  Other federal regulatory agencies have introduced guidance restricting certain products offered by depository institutions that state banking regulators may adopt and require non-depository mortgage lenders to follow as well.  As the result of these laws, we may choose to severely limit, or even cease, our lending activities in particular jurisdictions.  In addition, we may find it difficult, if not impossible, to sell or securitize loans since purchasers and secondary market participants may be reluctant to risk such liability.

We have decided not to originate loans that exceed the interest rate, APR or “points and fees” thresholds of these laws, rules and regulations, because the companies that buy our loans and/or provide financing for our loan origination operations generally do not want to buy or finance those types of loans.  The continued enactment of these laws, rules and regulations may prevent us from making these loans and may cause us to reduce the interest rate, APR or the points and fees on loans that we do make.  In addition, the difficulty of managing the risks presented by these laws, rules and regulations may decrease the availability of warehouse financing and the overall demand for non-conforming loans, making it difficult to fund, sell or securitize any of our loans.  If we decide to originate loans that are subject to these laws, rules and regulations, we will be exposed to greater risks for actual or perceived non-compliance with them.  This could lead to demands for indemnification or loan repurchases from our lenders and loan purchasers, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages and administrative enforcement actions.  In any event, the growing number of these laws, rules and regulations will increase our cost of doing business as we are required to develop systems and procedures to ensure that we do not violate any aspect of these requirements.

We are no longer able to rely on the Federal Alternative Mortgage Transactions Parity Act (“Parity Act”) to preempt certain state law restrictions on prepayment penalties, which could harm our business.

The value of a mortgage loan depends, in part, upon the expected period of time that the mortgage loan will be outstanding.  If a borrower pays-off a mortgage loan in advance of this expected period, the holder of the mortgage loan does not realize the full value expected to be received from the loan.  A prepayment penalty payable by a borrower who repays a loan earlier than expected helps offset the reduction in value resulting from the early pay-off.  Consequently, the value of a mortgage loan is enhanced to the extent the loan includes a prepayment penalty, and a mortgage lender can offer a lower interest rate and/or lower loan fees on a loan which has a prepayment penalty.  Prepayment penalties are an important feature to obtain value on the loans we originate.

Several state laws restrict or prohibit prepayment penalties on mortgage loans, and we have relied on the federal Parity Act and related rules issued in the past by the OTS, to preempt state limitations on prepayment penalties for certain types of loans.  The Parity Act was enacted to extend to financial institutions, other than federally chartered depository institutions, the federal preemption that federally chartered depository institutions enjoy.  However, in September 2002, the OTS released a new rule that reduced the scope of the Parity Act preemption.  As a result, since July 1, 2003, we have no longer been able to rely on the Parity Act to preempt state restrictions on prepayment penalties and have been required to comply with state restrictions on prepayment penalties.  We believe that these restrictions prohibit us from charging any prepayment penalty in eight states and restrict the amount or duration of prepayment penalties that we may impose in an additional 14 states.  This may place us at a competitive disadvantage relative to financial institutions that will continue to enjoy federal preemption of these state restrictions.  These institutions will be able to charge prepayment penalties without regard to state restrictions and, as a result, may be able to offer loans with interest rates and loan fee structures that are more attractive than the interest rates and loan fee structures that we are able to offer.  In addition, the lack of prepayment penalties on loans could harm our ability to complete securitizations and NIM transactions.

We are a defendant in litigation relating to consumer lending practices, including class actions, and we may not prevail in these matters.

We are a defendant in several class action lawsuits that are pending in courts in the states of New York and Illinois.  These actions allege that we engaged in improper practices in connection with our origination of mortgage loans, including fraud, unjust enrichment, charging improper fees and making firm offers under the fair credit reporting act.  These actions generally seek unspecified compensatory damages, statutory damages, punitive damages and the return of allegedly improperly collected fees.  It is difficult to predict how these matters will be ultimately determined.  We believe that we have meritorious defenses to these actions, and we intend to vigorously defend these actions.  However, an adverse judgment in any of these matters could require us to pay substantial amounts.

Changes in the mortgage interest deduction could decrease our loan production and harm our business.

Members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount.  The competitive advantages of tax deductible interest, when compared to alternative sources of financing, could be eliminated or seriously impaired by this change.  Accordingly, the reduction or elimination of these tax benefits could reduce the demand for our mortgage loans.

The “Do Not Call Registries” administered by federal and state authorities, and other regulations affecting our telemarketing activities could reduce our loan production, increase our costs, or result in claims and/or penalties.

To date, a substantial portion of our retail loans have been generated through telemarketing.  The federal “Do Not Call Registries” and similar registries that various state authorities may now or in the future administer, along with federal and state telemarketing laws, rules and regulations restricting the means, methods and timing of telemarketing, have reduced, and in the future will continue to reduce, our ability to use telemarketing to generate retail leads and originate retail loans.  We may not be able to offset any loss of business through alternative means, and our ability to effectively market our products and services to new customers may be harmed.  Furthermore, compliance with these Do No Call Registries and telemarketing laws, rules and regulations may prove costly and difficult, and we may incur penalties or be subject to claims or lawsuits, including class actions, for improperly conducting our marketing activities.

We have been, and in the future may be, subject to various settlement agreements arising from legal issues, and we may be subject to substantial claims and legal expenses if we do not comply with these agreements, or if allegations are made that we are not in compliance with them.

The non-conforming mortgage market in which we operate has been the subject of significant scrutiny by various federal and state governmental agencies and legislators.  In particular, in 1999, the lending practices we utilized were the subject of investigations by the New York State Banking Department (“NYSBD”), the New York Office of the Attorney General (“NYOAG”) and the Department of Justice (“DOJ”).  The investigations centered on our compliance with various federal and state laws.  In September 1999 and March 2000, we entered into related settlement agreements with these regulatory agencies, joined by the HUD and the Federal Trade Commission (“FTC”), which provided for changes to our lending practices on a prospective basis, and retrospective relief to some borrowers.  If similar claims are made in the future, defending those claims may result in significant legal expenses to us, which will reduce our profitability.  A finding against us, or any settlement we may enter into, may result in our payment of damages, which may be costly to us.

We may be subject to fines or other penalties based upon the conduct of the independent mortgage brokers who place loans with us.

The independent mortgage brokers through which we source mortgage loans have legal obligations to which they are subject.  Although these laws may not explicitly hold the originating lenders responsible for the legal violations of mortgage brokers, federal and state agencies have increasingly sought to impose liability upon assignees, as well as wholesale lenders.  For example, the FTC has in the recent past entered into a settlement agreement with a mortgage lender in which the FTC characterized a broker that had placed all of its loan production with a single lender as the “agent” of the lender; the FTC imposed a fine on the lender in part because, as “principal,” the lender was legally responsible for the mortgage broker’s unfair and deceptive acts and practices.  Moreover, in the past, the DOJ has sought to hold non-conforming mortgage lenders responsible for the pricing practices of their mortgage brokers, alleging that the mortgage lenders were directly responsible for the total fees and charges paid by the borrower under the Fair Housing Act even if the lenders neither dictated what the mortgage broker could charge nor kept the money for its own account.  This was one of the DOJ’s primary allegations against us at the time of our aforementioned settlement with the DOJ in 2000.

Accordingly, we may be subject to fines or other penalties in the future based upon the conduct of our independent mortgage brokers.

Regulatory actions and/or class actions against servicers who service the loans we originate could lower the value of our securitized mortgage loans and our ability to sell or securitize our loans.

Federal agencies, including the FTC, the HUD and the DOJ, have in the recent past investigated, and/or commenced regulatory actions against, several servicers who specialize in servicing nonconforming loans.  Similarly, numerous class actions have been brought against servicers alleging improper servicing policies and procedures.  Any regulatory actions and/or class actions of these kinds brought against any of the servicers who service the loans we originate could harm our ability to sell or securitize our loans.

Other legal actions that are pending against us, if successful, could expose us to substantial liability.

Because the nature of our business involves the collection of numerous accounts, the validity of liens and compliance with federal, state and local lending laws, we are subject to numerous claims and legal actions in the ordinary course of our business.  Generally, we are subject to claims made against us by borrowers and investors arising from, among other things:

•	Losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentation, errors and omissions by our employees, officers and agents;
•	incomplete documentation; and
•	failure to comply with various laws, rules and regulations applicable to our business.

An adverse outcome in any potential litigation matters could subject us to significant monetary damages and legal fees.  While it is impossible to estimate with certainty the ultimate legal and financial liability with respect to claims and actions, regardless of the merits of a claim and regardless of the outcome, defending against these claims is expensive and time consuming.  In addition, these cases could divert management’s attention from our business.

Our inability to comply with REIT qualification tests for our REIT subsidiary may result in our securitization trusts being taxed as a taxable mortgage pool, which would reduce our earnings and cash flow.

Our inability to comply with REIT qualification tests for our REIT subsidiary (Renaissance REIT Investment Corp.) on a continuous basis would subject our securitization, trusts issued by our REIT subsidiary to federal income tax as a corporation as a taxable mortgage pool, and not allow it to be filed as part of consolidated income tax return with any other corporation.  The REIT rules require compliance with asset, income, distribution and ownership tests.  The ownership test prohibits five or fewer stockholders from owning more than 50% of our common stock.  As of June 30, 2007, members of the Miller family (considered one stockholder under the attribution rule applicable to the ownership of REIT stock) owned approximately 33.7% of the common stock (including employee stock options as required by the Internal Revenue Code of 1986 (the "Code") and related rules and regulations).  There can be no assurance that we will be able to comply with these tests or remain compliant.

Failure to remain compliant would result in the imposition of a tax upon our securitization trusts and would reduce the cash flow that would otherwise be available to make payments on the offered asset-backed securities and reduce the amount that we would receive from the securitization trusts.  A failure of this kind would cause us to breach our representation, under each of our securitizations issued since the first quarter of 2005, that we would maintain Renaissance REIT Investment Corp. as a real estate investment trust.  In addition, it would result in an event of default, unless waived, under our warehouse facilities.  Accordingly, a failure to remain compliant with the REIT qualification tests may reduce our profitability and cash flow and have a material adverse impact on us.

We may be subject to claims under federal and state environmental laws.

To date, we have not been required to perform any environmental investigation or clean-up activities, nor have we been subject to any environmental claims.  However, there can be no assurance that this will remain the case in the future.  Although we primarily lend to owners of residential properties, in the course of our business, we may acquire properties securing loans that are in default.  There is a risk that we could be required to investigate and clean-up hazardous or toxic substances or chemical releases at these properties, and we may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and clean-up costs incurred in connection with the contamination.  In addition, the owner or former owners of a contaminated site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property.

Complying with the Sarbanes-Oxley Act of 2002, as well as other recently-enacted and proposed changes to applicable securities laws, are likely to increase our costs and make it more difficult for us to attract directors, officers and other personnel.

The Sarbanes-Oxley Act of 2002, and the related regulations of the SEC and U.S. stock exchanges, has substantially increased the complexity and cost of corporate governance, financial reporting and disclosure practices for public companies such as ours.  These rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve in our finance department and on our audit committee.

      The value of our deferred tax asset and our ability to use such deductions/losses may be significantly limited.

      At June 30, 2007, we have recorded a deferred tax asset of $36.1 million, all of which relates to future tax deductions/losses ("built in losses"). These built in losses could provide significant future tax savings to us if we are able to use them.  However, our ability to use these tax benefits may be impacted, restricted or eliminated by a number of factors including, but not limited to:

      •      our ability to generate sufficient net income to utilize these built in losses;

      •      a future ownership change of us within the meaning of Section 382 of the Code; and

      •      future changes in laws or regulations, which changes may have retroactive effect, relating to the use of these built in losses.

          To the extent that we are unable to utilize these built in losses, our results of operations, liquidity and financial condition could be adversely affected in a significant manner.

      Pursuant to Section 382 of the Code, a corporation is limited in its ability to use existing net operating losses carryforwards and net unrealized built in losses once that corporation experiences an "ownership change" (as that term is defined in the Code and regulations thereunder).  More specifically, corporations are limited in their ability to use net built in losses and net operating losses carryforwards that are in existence prior to an "ownership change" to offset taxable income they receive after an "ownership change".

    Any future equity offering(s) and/or changes in our major stockholders during the look back period resulting in a change in ownership within the meaning of  Section 382 of the Code may limit the amount of net built in losses and net operating loss carryforwards that exist as of the date of change that we may claim in future periods which may result in higher taxable income for the company (and a significantly higher tax cost to us as compared to the situation where these tax benefits are preserved).

Risks Related to Our Capital Structure

We are controlled by principal stockholders, some of whom are also members of our senior management, who may have the ability to influence fundamental corporate changes if they act in concert.

As of August 31, 2007, our principal stockholders, including members of the Miller family, entities controlled by Angelo Gordon, and entities controlled by Mr. Mohnish Pabrai, beneficially owned approximately 50.0% of the outstanding shares of our common stock, including shares issued or issuable as a result of our August 2007 financing.  Accordingly, if these stockholders were to act in concert, they would have the ability to exercise significant control over us with respect to matters submitted to a stockholder vote, including the approval of fundamental corporate transactions, such as mergers and acquisitions, consolidations and asset sales, and electing all members of our Board of Directors.  As long as these stockholders control such a substantial percentage of our shares, third parties may not be able to gain control of us through purchases of our common stock.  In addition, members of the Miller family hold positions as executive officers of our company, including Chairman, Chief Executive Officer, Executive Vice President (Chief Credit Officer) and Executive Vice President (General Counsel).  Angelo Gordon also has the right to appoint two members of our board of directors if it exercises its warrants for at least 5.0 million shares of our common stock.

Our stock price is volatile.

The trading price of our stock is volatile, and this volatility will likely continue in the future.  Wide fluctuations in our trading price or volume can be caused by:

•	quarterly variations in our operating results;
•	variations in the size and terms of our securitizations;
•	conditions in the real estate industry and in the asset-backed securities market;
•	announcements by significant investors of their intention to sell our shares;
•	investor perception of our company and our business generally;
•	announcements or implementation by us or our competitors of new products or services;
•	financial estimates by securities analysts; and
•	general economic and financial services market conditions, including changes in interest rates.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies.  If investor interest in financial services companies declines, the price for our common stock could drop suddenly and significantly, even if our operating results are positive.  Our common stock has historically traded at low volumes compared to many other financial services companies, which may increase the potential illiquidity of an investment in our common stock.  If the trading volume of our common stock experiences significant changes, the price of our common stock could also be adversely affected.  Furthermore, declines in the trading or price of our common stock could harm employee morale and retention, our access to capital and other aspects of our business.

Our common stock commenced trading on the NASDAQ Global Market in March 2007 and traded on the American Stock Exchange (“AMEX”) from May 2003 until March 2007.  However, we cannot assure you that an active public trading market for our common stock will be sustained.  If active trading in our common stock does not continue, the price that you may receive in connection with any sale of your shares may be substantially less than the price that you paid for them.

Our financial results or condition in any period may not meet market expectations, which could adversely affect our stock price.

The public trading of our stock is based in large part on market expectations as to our future business and financial performance.  If the securities analysts that follow our stock lower their rating or lower their projections for future growth and financial performance, the market price of our stock is likely to drop significantly.  In addition, if our quarterly financial performance does not meet the expectations of securities analysts, our stock price would likely decline.  The decrease in the stock price may be disproportionate to the shortfall in our financial performance.

We may need additional capital, which may be dilutive to our stockholders or impose burdensome financial restrictions on our business.

We may seek to raise additional funds through public or private debt or equity offerings.  Additional equity financing may be dilutive to the holders of our common stock.  If we obtain funds through a bank credit facility or by issuing debt securities or preferred shares, the indebtedness or preferred shares would have rights senior to the rights of holders of our common stock, and their terms could impose significant restrictions on our operations.  If we need to raise additional funds, we may not be able to do so on favorable terms, or at all.  If we cannot obtain adequate funds on acceptable terms, we may not be able to implement our business strategy as planned, or at all.

Future sales of our common stock in the public market could adversely affect our stock price.

Future sales of shares of our common stock, including shares of common stock held by our directors, officers and principal stockholders, or the availability for future sale of shares of our common stock may reduce the market price of our common stock prevailing from time to time.  The market price of our common stock may decline if a substantial number of shares of our common stock is sold, or the perception that those sales might occur.  We are unable to predict whether significant numbers of shares will be sold in the open market in anticipation of or following a sale by insiders.

Our current stockholders hold a substantial number of shares of our common stock, which they are able to sell in the public market today to some extent.  In addition, certain of our principal stockholders, including entities controlled by Mr. Mohnish Pabrai and affiliates of Angelo Gordon have agreements that require us to register for resale a substantial number of their shares of our common stock.  In addition, as of June 30, 2007, we had approximately 1.7 million shares of our common stock issuable upon exercise of options, approximately 1.4 million of which were currently exercisable, and 257,900 shares of restricted common stock granted and outstanding.

We have implemented anti-takeover provisions which could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

Provisions of our certificate of incorporation and our bylaws could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our stockholders.  These provisions include:

•	establishing a classified Board of Directors of which approximately one-third of the members of the board are elected each year, and lengthening the time needed to elect a new majority of the board;
•
authorizing the issuance of “blank check” preferred stock that could be issued by our Board of Directors to increase the number of outstanding shares or change the balance of voting control and prevent a takeover attempt; and

•	prohibiting stockholder action by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders.

     We also are subject to the anti-takeover provisions of Section 203 of the DGCL.  Subject to specified exceptions, this section provides that a corporation may not engage in any business combination with any interested stockholder during the three-year period following the time that such stockholder becomes an interested stockholder.  This provision could have the effect of delaying or preventing a change in control of our company.  These factors could also limit the price that investors or an acquirer might be willing to pay in the future for shares of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference certain forward-looking statements regarding our anticipated financial condition, results of operations and businesses in the future, including management’s beliefs, projections and assumptions concerning future results and events.  These forward-looking statements generally are in the future tense and may, but do not necessarily, include words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “should,” “could,” “hopes,” “project,” “target,” “is likely,” “predicts,” “potential,” “continue” or similar words, terminology or expressions.  Forward-looking statements are not guarantees.  They involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Our future results may differ materially from those expressed in these forward-looking statements.  Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, those identified under “Risk Factors” above and in the annual and quarterly reports we file with the SEC.

Given these risks and uncertainties, you are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this information statement.  We do not undertake any obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect the occurrence of any future developments or events.

USE OF PROCEEDS

We currently intend to use the net proceeds from the sale of our securities for working capital and general corporate purposes.  General corporate purposes may include investments in mortgage loans, other investments, capital expenditures, repayment of our warehouse credit facilities, open additional and/or enlarge our existing retail offices, acquisitions of related businesses, and any other purpose that we may specify in any prospectus supplement.

If we elect at the time of the issuance of our securities to make different or more specific use of proceeds other than as described in this prospectus, we will describe the change in use of proceeds in the applicable prospectus supplement.  Until we use the net proceeds from an offering for the above purposes, we will repay outstanding borrowings under our warehouse lines of credit, and/or may invest the funds in short-term, investment grade, interest-bearing securities.  Our management may spend the proceeds from an offering in ways which our stockholders may not deem desirable.

We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.  All proceeds from the sale of these shares of common stock will be solely for the accounts of the selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, if any, for each of the years in the five most recently completed fiscal years and any required interim periods will each be specified in a prospectus supplement or in a document we file with the SEC and incorporate by reference, if required by the applicable SEC regulations.

THE SECURITIES WE MAY OFFER

We may use this prospectus to offer the following:

•	common stock;
•	preferred stock;
•	warrants to purchase common stock;
•	warrants to purchase preferred stock;
•	senior debt securities; and
•	subordinated debt securities.

In addition, this prospectus may be used to offer up to 6,000,000 shares of common stock by the selling stockholders identified below.  The following briefly summarizes the general terms and provisions of the securities that we may offer, including our common stock.  A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of the securities that we may offer.  You should read the particular terms of the securities as described in any prospectus supplement, together with the provisions of our certificate of incorporation, bylaws and any relevant instrument and agreement relating to such securities.  The specific terms of the securities offered may differ from the terms discussed below and you should always read the entire instruments and agreements defining the terms of the securities before you make an investment decision with respect to such securities.

Description of Common Stock

As of the date of this prospectus, we are authorized to issue up to 49,000,000 shares of common stock.  As of August 31, 2007 we had 23,611,461 shares of common stock issued and outstanding and had reserved 1,726,550 of common stock for issuance upon exercise of options.

This prospectus will also allow the selling stockholders to sell up to 6,000,000 shares of our common stock.

Dividends

The holders of common stock are entitled to receive dividends when, as and if declared by our Board of Directors, out of funds legally available for their payment.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of any series of outstanding preferred stock have received their liquidation preferences in full.

Voting Rights

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Miscellaneous

The holders of common stock are not entitled to preemptive or redemption rights.  Shares of common stock are not convertible into shares of any other class of capital stock.  Mellon Investor Services, LLC is the transfer agent and registrar for our common stock.

Listing

Our common stock is traded on the Nasdaq Global Market under the symbol "DFC."

Description of Preferred Stock

Under our Certificate of Incorporation, as amended, the Board of Directors has the authority, without further action by our stockholders, to issue up to 1,000,000 shares of preferred stock.  The Board of Directors may issue this stock in one or more series and may fix the rights, preferences, privileges and restrictions of this stock.  Some of the rights and preferences that the Board of Directors may designate include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms.  The Board of Directors may determine the number of shares constituting any series or the designation of such series.  Any or all of the rights and preferences selected by the Board of Directors may be greater than the rights of the common stock.

Each series of preferred stock that we may issue under this prospectus will have specific financial and other terms that we will describe in a prospectus supplement.

Upon issuance of a particular series of preferred stock, our Board of Directors is authorized to specify:

•	the number of shares to be included in the series;
•	the annual dividend rate for the series and any restrictions or conditions on the payment of dividends;
•	the redemption price, if any, and the terms and conditions of redemption;
•	any sinking fund provisions for the purchase or redemption of the series;
•	if the series is convertible, the terms and conditions of conversion;
•	the amounts payable to holders upon our liquidation, dissolution or winding up; and
•	any other rights, preferences and limitations relating to the series.

Our Board of Directors’ ability to authorize, without stockholder approval, the issuance of preferred stock with conversion and other rights, may affect adversely the rights of holders of our common stock or other series of preferred stock that may be outstanding.  In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of our common stock.  Our management believes that the availability of preferred stock provides us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Specific Terms of a Series of Preferred Stock

The preferred stock we may offer may be issued in one or more series.  Shares of preferred stock, when issued against full payment of the purchase price, will be fully paid and non-assessable.  Their par value or liquidation preference, however, will not be indicative of the price at which they will actually trade after their issuance.  If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of preferred stock offered by that prospectus supplement.

The preferred stock will have the dividend, liquidation, redemption and voting rights discussed below, unless otherwise described in a prospectus supplement relating to a particular series. A prospectus supplement will discuss the following features of the series of preferred stock to which it relates:

•	the designations and stated value per share;
•	the number of shares offered;
•	the amount of liquidation preference per share;
•	the initial public offering price at which the preferred stock will be issued;
•	the dividend rate, the method of its calculation, the dates on which dividends would be paid and the dates, if any, from which dividends would cumulate;
•	any redemption or sinking fund provisions;
•	the voting rights, if any;
•	the listing of the preferred stock on any securities exchange;
•	the applicable registrar and transfer agent for the series of preferred stock;
•	any conversion or exchange rights; and
•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

Unless we state otherwise in the prospectus supplement, the preferred stock will have priority over our common stock with respect to dividends and distribution of assets, but will rank junior to all our outstanding indebtedness for borrowed money.  Our $60.0 million repurchase facility dated August 13, 2007 with an affiliate of Angelo Gordon restricts our ability to increase the size or frequency of our dividend per share, or to make any other distributions in respect of, any of our capital stock or other equity interests.

Any series of preferred stock could rank senior, equal or junior to our other capital stock, as may be specified in a prospectus supplement, as long as our certificate of incorporation so permits.

Description of Warrants

We may issue warrants to purchase common stock or preferred stock.  We may issue warrants independently or together with the common stock and/or preferred stock offered and may be attached to or separate from these securities.  We may issue warrants in such amounts or in as many distinct series as we wish.  The warrants will be issued under warrant agreements to be entered into between us and a warrant agent as detailed in the prospectus supplement relating to the warrants being offered.

Specific Terms of the Warrants

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;
•	the aggregate number of the warrants;
•	the price or prices at which the warrants will be issued;
•	the designation, amount, and terms of the common stock and/or preferred stock that may be purchased upon exercise of the warrants;
•	if applicable, the date on and after which the warrants and the common stock and/or preferred stock purchasable upon exercise of the warrants will be separately transferable;
•	the price or prices at which the common stock and/or preferred stock purchasable upon exercise of the warrants may be purchased;
•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;
•	the minimum or maximum amount of the warrants which may be exercised at any one time;
•	information with respect to book-entry procedures, if any;
•
in the case of warrants to purchase our common stock or preferred stock, any provisions for adjustment of the number or amount of shares of our common stock or preferred stock receivable upon exercise of the warrants or the exercise price of the warrants;

•
in the case of warrants to purchase preferred stock, the designation, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants;

•	a discussion of any federal income tax considerations; and
•	any other material terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase the securities, at the exercise price as shall be set forth in or be determinable as set forth in, the prospectus supplement relating to the warrants.  Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement.  After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchased upon such exercise.  If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including the right to vote or to receive any payments of dividends on the preferred or common stock purchasable upon exercise.

Certificates for warrants to purchase securities will be exchangeable for new warrant certificates of different denominations.

Description of Debt Securities

As used in this prospectus, the term “debt securities” means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time.  The debt securities will either be senior debt securities or subordinated debt securities and they may be secured or unsecured.  Senior debt securities will be issued under an indenture to be entered into between us and an indenture trustee, or another trustee to be named in a prospectus supplement.  The subordinated debt securities will be issued pursuant to an indenture to be entered into between us and an indenture trustee to be named in a prospectus supplement.  The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the “indentures.”

The senior indenture and the subordinated indenture are expected to be substantially similar, except that (1) the subordinated indenture, unlike the senior indenture, will provide for debt securities that are specifically made junior in right of payment to our other specified debt and (2) the senior indenture, unlike the subordinated indenture, may restrict our ability and the ability of certain of our subsidiaries to issue any secured debt and may contain additional negative covenants.

General Terms of the Debt Securities

The debt securities of any series will be our direct, secured or unsecured obligations.  Senior debt securities of any series will be our unsubordinated obligations and rank equally with all of our other unsecured and unsubordinated debt, including any other series of debt securities issued under the senior indenture.  Subordinated debt securities of any series will be junior in right of payment to our senior indebtedness, as defined in the applicable indenture.  In the event that our secured creditors, if any, exercise their rights with respect to our assets pledged to them, our secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to our other creditors, including the holders of debt securities of any series.

Our $60.0 million repurchase facility dated August 13, 2007 with Angelo Gordon restricts the debt that we, as guarantor of the facility, may create.  This facility and our warehouse credit facilities also may restrict the debt that we may create by requiring us to maintain certain debt or total liabilities to equity ratios, as well as certain net worth and liquidity ratios at the end of each fiscal quarter that these facilities are in effect.

Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due under the debt securities of any series or to make any funds available to us, whether by dividend, loans or other payments.  Therefore, the assets of our subsidiaries will be subject to the prior claims of all creditors of those subsidiaries.  The payment of dividends or the making of loans or advances to us by our subsidiaries may be subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

The indentures may issue debt securities from time to time in one or more series.  We may, from time to time, without giving notice to, or seeking the consent of, the holders of any debt securities of any series offered by this prospectus, issue additional debt securities having the same ranking, interest rate, maturity and other terms as the debt securities of that series.  Any additional debt securities having such similar terms, together with the outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Specific Terms of the Debt Securities

We will provide a prospectus supplement to accompany this prospectus for each series of debt securities we offer. In the prospectus supplement, we will describe the following terms of the series of debt securities which we are offering, to the extent applicable:

•	the title of the debt securities of the series;
•	whether the debt securities of the series are senior or subordinated;
•	the subordination provisions that will apply to any subordinated debt securities of the series;
•	any limit upon the aggregate principal amount of the debt securities of the series;
•	the date or dates on which the principal of the debt securities of the series is payable;
•	the place or places where payments will be made;
•	the rate or rates at which the debt securities of the series shall bear interest or the manner of calculation of such rate or rates, if any;
•
the date or dates from which any interest shall accrue, the interest payment dates on which any interest will be payable or the manner of determination of such interest payment dates and the record date for the determination of holders to whom interest is payable on any interest payment dates;

•	the right, if any, to extend the interest payment periods and the duration of an extension;
•	the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option;
•
the obligation, if any, of us to redeem or purchase debt securities of the series under any sinking fund or analogous provisions, including payments made in cash in participation of future sinking fund obligations, or at the option of a holder, and the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities of the series shall be redeemed or purchased, in whole or in part, under such obligation;

•	the form of the debt securities of the series, including the form of the certificate of authentication for the series;
•	if other than denominations of one thousand U.S. dollars ($1,000) or any integral multiple thereof, the denominations in which the debt securities of the series shall be issuable;
•	whether the debt securities are issuable as global securities and, in such case, the identity of the depositary for such series;
•
if other than the principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of maturity in connection with an event of default (as described below);

•	any additional or different events of default or restrictive covenants provided for with respect to the debt securities of the series;
•	any provisions granting special rights to holders when a specified event occurs;
•
if other than such coin or currency of the United States of America as at the time of payment is legal tender for payment of public or private debts, the coin or currency or currency unit in which payment of the principal of, or premium, if any, or interest on the debt securities of the series shall be payable;

•	the application, if any, of the terms of the indentures relating to defeasance or covenant defeasance (as described below); and
•
any and all other terms with respect to the debt securities of the series, including any terms which may be required by or advisable under any laws or regulations or advisable in connection with the marketing of debt securities of the series.

Unless we state otherwise in a prospectus supplement, we will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the trustee or another agent of ours.  Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to you at the address we have for you in the register.

Unless we state otherwise in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement.  You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

Neither we nor the trustee will impose any service charge for any transfer or exchange of a debt security; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing.  The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing.  We also may refuse to register transfers or exchanges of debt securities selected for redemption.  However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates.  The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities.  The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities.

Global Debt Securities

We may issue registered debt securities in global form.  This means that one “global” debt security would be issued to represent a number of registered debt securities.  The denomination of the global debt security would equal the aggregate principal amount of all registered debt securities represented by that global debt security.

We will deposit any registered debt securities issued in global form with a depositary, or with a nominee of the depositary, that we will name in the applicable prospectus supplement.  Any person holding an interest in the global debt security through the depositary will be considered the “beneficial” owner of that interest.  A “beneficial” owner of a security is able to enjoy rights associated with ownership of the security, even though the beneficial owner is not recognized as the legal owner of the security.  The interest of a beneficial owner in the security is considered the “beneficial interest.”  We will register the debt securities in the name of the depositary or the nominee of the depository, as appropriate.

Each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if that person owns through a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.

We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder of debt securities is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize the beneficial owners owning through participants to give or take the action or would otherwise act upon the instructions of the beneficial owners owning through them.

We will make payments of principal, any premium and any interest on a registered global security to the depositary or its nominee.  We expect that the depositary or its nominee for any registered global security, upon receipt of any payment of principal, any premium or any interest in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary.  We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security owned through participants.

Under the terms of the indentures, we and the applicable trustee will treat the depositary or its nominee as the owner of the registered global security for the purpose of receiving payments and for all other purposes.  Consequently, neither we, the trustee under the applicable indenture nor any of our agents will have any responsibility or liability for:

•
any aspect of the records of the depositary, its nominee or any direct or indirect participant relating to, or payment made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records of the depositary, its nominee or any direct or indirect participant relating to, or payments made on account of, the beneficial ownership interests; or

•	the depositary, its nominee or any direct or indirect participants.

If (1) the depositary for any series of debt securities notifies us that it is no longer willing or able to act as a depositary or clearing system for the debt securities or the depositary ceases to be registered or in good standing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and a successor depositary or clearing system is not appointed within 90 days after we have received notice or become aware of this condition, (2) we, at our option, notify the applicable trustee in writing that we elect to cause the issuance of debt securities in certificated form under the applicable indenture or (3) upon the occurrence and continuation of an event of default under an indenture, then, upon surrender of the depositary of the registered global debt securities, certificated debt securities will be issued to each person that the depositary identifies to us as the owner of the debt securities represented by the global debt securities.  Upon any such issuance, the applicable trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons.  Neither we, the applicable trustee nor our agents will be liable for any delay by the depositary, its nominee or any direct or indirect participant in identifying the beneficial owners of the debt securities, and each such person may conclusively rely on, and will be protected in relying on, instructions from the depositary for all purposes, including with respect to the registration and delivery, and the respective principal amounts of, the certificated debt securities to be issued.

Unless certificated notes are issued, a global security of a series may be transferred, in whole but not in part, only to another nominee of the depositary for the series, or to a successor depositary for the series selected and approved by us or to a nominee of such successor depositary.

Covenants Applicable to the Debt Securities

Other than as described below, the indentures are not expected to contain any provisions that would offer protection to holders of the debt securities in the event of a takeover, recapitalization or similar occurrence.

Merger, Consolidation or Sale of Assets

Nothing contained in the indentures prevents any consolidation or merger of our company with or into any other entity or entities (whether or not affiliated with us), or successive consolidations or mergers in which we or any of our successors is a party, or will prevent any sale, conveyance, lease, transfer or other disposition of all or substantially all of our property or any of our successors, to any other entity (whether or not affiliated with us or our successors) authorized to acquire and operate the same; provided, however, that upon any such consolidation, merger, sale, conveyance, lease, transfer or other disposition, the due and punctual payment of the principal of, premium, if any, and interest on all of the debt securities and the due and punctual performance and observance of all the covenants and conditions of the indentures with respect to the debt securities or established with respect to any series of debt securities to be kept or performed by us (or such successor) will be expressly assumed by supplemental indentures satisfactory in form to the applicable trustee executed and delivered to such trustee by the entity formed by such consolidation (if other than us), or into which we (or such successor) will have been merged, or by the entity which will have acquired such property.

In case of any such consolidation, merger, sale, conveyance, lease, transfer or other disposition and upon the assumption by the successor entity, by supplemental indenture, executed and delivered to the applicable trustee and satisfactory in form to such trustee, of the due and punctual payment of the principal of, premium, if any, and interest on all of the debt securities outstanding and the due and punctual performance of all of the covenants and conditions of the indentures or established with respect to any series of debt securities under the indentures to be performed by us, such successor entity will succeed to and be substituted for us with the same effect as if it had been named as obligor in the indentures, and the predecessor entity will be relieved of all obligations and covenants under the indentures and the debt securities.  After that time, all of our obligations under the debt securities and the indentures will terminate.

If, as a result of any such consolidation, merger, sale, conveyance, lease, transfer or other disposition, our properties or assets or the properties or assets of certain of our subsidiaries would become subject to any lien which would not be permitted under the applicable indenture without equally and ratably securing the senior debt securities, we or our subsidiaries or successor person, as the case may be, will take the steps as are necessary to secure effectively the senior debt securities equally and ratably with, or prior to, all indebtedness secured by those liens.

Please note that under our $60.0 million repurchase facility dated August 13, 2007 with Angelo Gordon, without Angelo Gordon’s prior written consent, we may not consummate any merger or consolidation with any person or sell all or substantially all of its assets, unless the surviving entity by law or by agreement assumes our obligations under the repurchase agreement.  Furthermore, such a merger or consolidation may not result in or cause a default or an event of default under the repurchase agreement.

Events of Default

The following are the expected events of default under the indentures with respect to a series of debt securities:

•
we default in the payment of any installment of interest upon any of the debt securities of that series, as and when the same shall become due and payable, and such default continues for a period of 30 days; provided, however, that a valid extension of an interest payment period in accordance with the terms of the debt securities of that series shall not constitute a default in the payment of interest for this purpose;

•
we default in the payment of the principal of, or premium, if any, on, any of the debt securities of that series as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to that series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of the debt securities of that series shall not constitute a default in the payment of principal or premium, if any, for this purpose;

•
we fail to observe or perform any other of its covenants or agreements with respect to that series of debt securities contained in the applicable indenture or otherwise established with respect to that series of debt securities (other than a covenant or agreement that has been expressly included in the applicable indenture solely for the benefit of one or more series of debt securities other than such series) for a period of 60 days after the date on which written notice of such failure shall have been received from the applicable trustee or from the holders of at least 25% in principal amount of the debt securities of that series; or

•	certain events of our bankruptcy, insolvency or reorganization, whether voluntary or not.

If an event of default with respect to any series of debt securities occurs and is continuing, the applicable trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare that series of debt securities due and payable immediately.  In case of an event of default with respect to any series of debt securities resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium, if any, of all outstanding debt securities of any series will become and be immediately due and payable without any declaration or other act by the applicable trustee or any holder of outstanding debt securities of any series.  Under certain circumstances, the holders of a majority in principal amount of the outstanding debt securities of any series may rescind any such acceleration with respect to the debt securities of that series and its consequences.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any default or event of default with respect to any series of debt securities and its consequences, except defaults or events of default regarding payment of principal, any premium or interest.  A waiver will eliminate the default.

If an event of default with respect to any series of debt securities occurs and is continuing, the applicable trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture, unless the holders of the debt securities of that series have offered the applicable trustee reasonable indemnity.  The holders of a majority in principal amount of debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or exercising any trust or power conferred on such trustee, provided that:

•	such proceeding or exercise is not in conflict with any law or the applicable indenture;
•	the applicable trustee may take any other action deemed proper by it that is not inconsistent with directions from the holders; and
•
unless otherwise provided under the Trust Indenture Act of 1939, or the “TIA,” the applicable trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of debt securities of any series will only have the right to institute a proceeding under the applicable indenture or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the applicable trustee of a continuing event of default;
•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;
•	those holders have offered reasonable indemnity to the applicable trustee to institute proceedings as trustee; and
•	the applicable trustee does not institute a proceeding and does not receive conflicting directions within 60 days.

These limitations do not apply to a suit brought by a holder of debt securities of any series if we default in the payment of the principal, any premium or interest on such debt securities.  Any right of a holder of the debt securities of that series to receive payments of the principal of, and premium, if any, and any interest on debt securities of that series on or after the due dates expressed in the debt securities of that series and to institute suit for the enforcement of any such payment on or after such dates will not be impaired or affected without the consent of such holder.

We will periodically file statements with the trustees regarding our compliance with the covenants in the indentures.

Modification of Indentures

We and the applicable trustee may change either indenture without the consent of any holder of debt securities to:

•	fix any ambiguity, defect or inconsistency in the applicable indenture;
•	evidence the succession of another entity to us and the assumption by such party of our obligations under the successor obligor provisions of either indenture;
•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;
•	add to our covenants for the benefit of all or any series of debt securities;
•
add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms, or purposes of issue, authentication, and delivery of debt securities set forth in either indenture;

•	change anything that does not materially and adversely affect the interests of the holders of debt securities of any series;
•
provide for the issuance of and establish the form and terms and conditions of the debt securities of any series, establish the form of any certifications required or add to the rights of any holders of any series of debt securities;

•	secure the senior debt securities in accordance with the limitations on lien covenant;
•	add any additional events of default;
•
change or eliminate any of the provisions of either indenture; provided that any such change or elimination shall become effective only when there are no debt securities of any series outstanding under the applicable indenture created prior to such change or elimination which is entitled to the benefit of such provision;

•	provide for the appointment of a successor trustee with respect to the debt securities of one or more series; or
•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indentures under the TIA.

In addition, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected, we and the applicable trustee may add to, change or eliminate any provisions of the applicable indenture.  However, the following changes may only be made with the consent of each affected holder:

•	extending the fixed maturity of any debt securities of any series;
•	reducing the principal amount of any debt securities of any series;
•	reducing the rate or extending the time of payment of interest of any debt securities of any series;
•	reducing any premium payable upon redemption of any debt securities of any series;
•
with respect to any subordinated debt securities of any series, amending or modifying any provision or related definition affecting the subordination or ranking of the subordinated debt securities of any series in any manner adverse to the holders of that series of subordinated debt securities; or

•	reducing the percentage of debt securities outstanding required to consent to any amendment to the applicable indenture or to the debt securities of any series.

No particular form of supplemental indenture may be required for any amendment.  Promptly after the execution of any supplemental indenture, the applicable trustee will mail a notice setting forth in general terms the substance of the supplemental indenture to the holders of debt securities of all series affected.

Failure on the part of such trustee to mail the notice will not affect the validity of the supplemental indenture.

Satisfaction and Discharge

The applicable indenture will cease to be of further effect with respect to the debt securities of any series, except as may otherwise be provided in such indenture, if at any time: (a) we have delivered to the applicable trustee for cancellation all authenticated debt securities of the series (other than destroyed, lost or stolen debt securities and debt securities for whose payment money has been deposited in trust or segregated and held in trust by us as provided by the applicable indenture); or (b) all debt securities of the series not delivered to the applicable trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the applicable trustee for the giving of notice for redemption, and we deposit with the applicable trustee as trust funds, cash or government securities which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal and any premium and interest on all debt securities of the series and all other sums payable by us under the applicable indenture in connection with all debt securities of the series.  This type of a trust may only be established if, among other things, we have delivered to the applicable trustee an opinion of counsel meeting the requirements set forth in the applicable indenture.

Legal Defeasance and Covenant Defeasance

Each indenture is expected to provide that, subject to conditions specified in the indenture, we may elect either:

•
legal defeasance with respect to the debt securities of any series, in which we are discharged from any and all obligations with respect to the debt securities of any series, except as may be otherwise provided in the indenture; or

•	covenant defeasance with respect to the debt securities of any series, in which we are released from certain obligations as provided in the applicable indenture.

We may do so in either case by depositing with the applicable trustee, as trust funds, cash or government securities which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal and any premium and interest on the debt securities of the series and all other sums payable by us under the indentures in connection with the debt securities of the series.  This type of a trust may only be established if, among other things, we have delivered to the applicable trustee an opinion of counsel meeting the requirements set forth in the applicable indenture.

Subordination

Any subordinated debt securities issued under the subordinated indenture will be subordinate and junior in right of payment to all our senior debt whether existing at the date of the subordinated indenture or subsequently incurred.  The term “senior debt” means the principal of, and any premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, whether or not such claim for post-petition interest is allowed in such proceeding, on our debt, whether incurred on, before or after the date of the subordinated indenture, unless the instrument creating or evidencing the debt or under which the debt is outstanding provides that obligations created by it are not superior in right of payment to the subordinated debt securities.  The term “debt” means with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

•	every obligation of such person for money borrowed;
•	every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;
•	every reimbursement of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person;
•
every obligation of such person issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	every capital lease obligation of such person; and
•
every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or for which such person is responsible or liable, directly or indirectly, as obligor or otherwise.

Upon any payment or distribution of our assets to creditors upon any of the following events, the holders of senior debt will first be entitled to receive payment in full of the principal of and any premium and interest on such senior debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of and any premium or interest on the subordinated debt securities:

•	liquidation;
•	dissolution;
•	winding up;
•	reorganization;
•	assignment for the benefit of creditors;
•	marshaling of assets or any bankruptcy;
•	insolvency; or
•	debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding involving us.

Upon the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of or any premium or interest on the subordinated debt securities.

No payments on account of principal, or any premium or interest, in respect of the subordinated debt securities may be made if:

•	there has occurred and is continuing a default in any payment with respect to senior debt;
•	there has occurred and is continuing an event of default with respect to any senior debt resulting in the acceleration of its maturity; or
•	any judicial proceeding is pending with respect to any such default or event of default with respect to any senior debt.

Conversion Rights

If applicable, the terms of debt securities of any series that are convertible into or exchangeable for our common stock or other securities will be described in an applicable prospectus supplement.  These terms will describe whether conversion or exchange is mandatory, at the option of the holder or at our option.  These terms may include provisions under which the number of shares of common stock or other securities to be received by the holders of debt securities would be subject to adjustment.

Governing Law

The indentures and any debt securities are expected to be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the TIA applies.

Assignment

We will have the right at any time to assign any of our rights or obligations under either indenture to a direct or indirect wholly-owned subsidiary, provided that we will remain liable for all obligations under the indentures.

Concerning the Trustee

We may have had and may continue to have commercial and investment banking relationships with the trustee in the ordinary course of business.

SELLING STOCKHOLDERS

This prospectus covers the possible offering for resale from time to time of up to 6,000,000 shares of our common stock by the selling stockholders listed below and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate.  These shares may be sold without the use of prospectus supplement, except as described under “Plan of Distribution.”  All of the 4,000,000 shares of common stock that may be sold by the affiliates of Angelo Gordon are issuable upon the exercise of warrants that we issued in August 2007.  All of the 2,000,000 shares of common stock that may be sold by entities controlled by Mr. Mohnish Pabrai were issued upon the conversion of convertible notes that we sold in August 2007.

Unless otherwise noted, the following table sets forth information as of August 20, 2007 regarding the beneficial ownership of the common stock held by the selling stockholders.  Since each selling stockholder may sell none, all, or a portion of the 6,000,000 shares of our common stock included in this prospectus, no meaningful estimate can be given as to the amount or percentage of shares that will be held after the completion of any offering by any selling stockholder.

Name	Amount of Beneficial Ownership Prior to Transaction	Percent of Beneficial Ownership Prior to Transaction	Shares that May Be Sold Under this Prospectus

Angelo Gordon & Co., L.P. (1)	10,262,700	29.7%	4,000,000
Mohnish Pabrai (2)	6,661,400	26.0%	2,000,000

(1)
Angelo, Gordon & Co., L.P., a registered investment adviser, holds voting and dispositive powers over 262,700 shares of common stock, all of which are held for the account of discretionary investment advisory clients of the firm.  Includes 10,000,000 shares currently exercisable upon exercise of the Warrants issued in August 2007 and which are also held for the account of discretionary clients.  Angelo Gordon’s address is 245 Park Avenue, New York, New York 10167.

(2)
Based upon a Schedule 13G filed by Mohnish Pabrai and Pabrai Investment Funds (“Pabrai”) with the SEC on December 15, 2006 and subsequent Form 4 filings by Mr. Pabrai.  According to information furnished by Pabrai, these securities are owned by the Pabrai Investment Fund II, L.P. (“PIF2”), Pabrai Investment Fund 3, Ltd. (“PIF3”), The Pabrai Investment Fund IV, L.P. (“PIF4”), Dalal Street, LLC (“Dalal Street”), Mr. Pabrai and Ms. Harina Kapoor.  Mr. Pabrai is the controlling member and chief executive officer of Dalal Street, which is the general partner of PIF2 and PIF4 and sole investment manager of PIF3.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Mohnish Pabrai and Dalal Street are deemed to be a beneficial owner of the securities owned by PIF2, PIF3 and PIF4; however, each of Mohnish Pabrai and Dalal Street expressly disclaims that they are in fact, the beneficial owner of these securities, except to the extent of their pecuniary interest therein, if any.  Pabrai’s address is 114 Pacifica, Suite 240, Irvine, California 92618-3321.  130,000, 860,000, 940,000, 40,000 and 30,000 shares of common stock may be sold by PIF2, PIF3, PIF4, The Dakshana Foundation (an entity controlled by Mr. Pabrai) and Dalal Street, respectively.

PLAN OF DISTRIBUTION

Sales by the Company

We may sell the securities offered under this prospectus:

•	through underwriters;
•	through dealers;
•	through agents; or
•	directly to purchasers.

Each prospectus supplement relating to an offering of securities for our account will state the terms of the offering, including:

•	the names of any underwriters, dealers, or agents;
•	the public offering or purchase price of the offered securities and the net proceeds that we will receive from the sale;
•	any underwriting discounts and commissions or other items constituting underwriters’ compensation;
•	any discounts, commissions, or fees allowed or paid to dealers or agents; and
•	any securities exchange on which the offered securities, other than our common stock, may be listed.

Sales by the Selling Stockholders

The selling stockholders may sell the shares being offered from time to time in one or more transactions:

•	on Nasdaq or otherwise;
•	in the over-the-counter market;
•	in negotiated transactions, including an underwritten offering;
•	through the writing of options on shares, whether the options are listed on an options exchange or otherwise;
•	short sales;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	a combination of these methods of sale; or
•	any other method permitted under applicable law.

The selling stockholders also may transfer the shares by gift.

The selling stockholders may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices or at negotiated prices.  The selling stockholders also may sell the shares under Rule 144 adopted under the Securities Act, as permitted by that rule.  The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers.  The broker-dealers may act as agents or principals.  The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares.  The compensation of any particular broker-dealer may be in excess of customary commissions.  Because the selling stockholders and broker-dealers that participate with the selling stockholders in the distribution of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.  Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares.  As of the date of this prospectus, we have been advised that there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

The shares will be sold through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution.  In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will bear all costs, expenses and fees in connection with the registration of the shares.  The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares.  The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Upon notification to us by a selling stockholder that any material arrangement has been entered into with broker-dealers for the sale or purchase of shares, and if required, we will file a supplement to this prospectus, disclosing:

•	the name of the participating broker-dealers;
•	the number of shares involved;
•	the price at which such share were sold;
•	the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;
•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
•	other facts material to the transaction.

In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.  Except as so required, the selling stockholders may sell shares of common stock under this prospectus without a prospectus supplement.

Distribution Through Underwriters

We, or any selling stockholders, may offer and sell securities from time to time to one or more underwriters who would purchase the securities as principal for resale to the public, either on a firm commitment or best efforts basis.  If we, or the selling stockholders, sell securities to underwriters, we, or the selling stockholders, as applicable, will execute an underwriting agreement with the underwriters at the time of the sale and will name them in the applicable prospectus supplement.  In connection with these sales, the underwriters may be deemed to have received compensation from us, or the selling stockholders, in the form of underwriting discounts and commissions.  The underwriters also may receive commissions from purchasers of securities for whom they may act as agent.  Unless we, or the selling stockholders, specify otherwise in the applicable prospectus supplement, the underwriters will not be obligated to purchase the securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the securities, they will be required to purchase all of the offered securities.  The underwriters may acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or varying prices determined at the time of sale.  The underwriters may sell the offered securities to or through dealers, and those dealers may receive discounts, concessions, or commissions from the underwriters as well as from the purchasers for whom they may act as agent.  Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Distribution Through Dealers

We, or any selling stockholders, may offer and sell securities from time to time to one or more dealers who would purchase the securities as principal.  The dealers then may resell the offered securities to the public at fixed or varying prices to be determined by those dealers at the time of resale.  We will set forth the names of the dealers and the terms of the transaction in the applicable prospectus supplement.

Distribution Through Agents

We, or any selling stockholders, may offer and sell securities on a continuous basis through agents that become parties to an underwriting or distribution agreement.  We will name any agent involved in the offer and sale and describe any commissions payable by us or any selling stockholders, in the applicable prospectus supplement.  Unless we specify otherwise in the applicable prospectus supplement, the agent will be acting on a best efforts basis during the appointment period.

Direct Sales

We, or any selling stockholders, may sell directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters, as defined in the Securities Act of 1933, as amended (the “Securities Act”), for any resale of the securities.  We will describe the terms of any sales of this kind in the applicable prospectus supplement.

General Information

Underwriters, dealers, or agents participating in an offering of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

We, or any selling stockholders, may offer to sell securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.  Securities may be sold in connection with a remarketing after their purchase by one or more firms acting as principal for their own accounts or as our agent.

In connection with an underwritten offering of securities, the underwriters may engage in over-allotment, stabilizing transactions, and syndicate covering transactions in accordance with Regulation M under the Exchange Act.  Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. The underwriters may enter bids for, and purchase, securities in the open market in order to stabilize the price of the securities.  Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.  In addition, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions, or otherwise.  These activities may cause the price of the securities to be higher than it would otherwise be.  Those activities, if commenced, may be discontinued at any time.

Ordinarily, each issue of securities will be a new issue, and there will be no established trading market for any security other than our common stock prior to its original issue date.  We may not list any particular series of securities on a securities exchange or quotation system.  Any underwriters to whom or agents through whom the offered securities are sold for offering and sale may make a market in the offered securities.  However, any underwriters or agents that make a market will not be obligated to do so and may stop doing so at any time without notice.  We cannot assure you that there will be a liquid trading market for the offered securities.

Under agreements with us, underwriters and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments the underwriters or agents may be required to make.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act.  You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read, without charge, and copy the documents we file at the SEC’s public reference rooms at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and in New York, New York and Chicago, Illinois.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available to the public at no cost from the SEC’s website at www.sec.gov and our website at http:// www.deltafinancial.com.  We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document.

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, other than information that is furnished but deemed by the rules of the SEC not to have been filed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

•
our Quarterly Report on Form 10-Q for the quarters ended March 31, 2007 (filed with the SEC on May 10, 2007) and June 30, 2007 (filed with the SEC on August 14, 2007), other than information that is furnished but deemed by the rules of the SEC not to have been filed.

•	our Current Reports on Form 8-K filed with the Commission on March 8, 2007, March 9, 2007, March 29, 2007, May 8, 2007, August 16, 2007, August 23, 2007, August 27, 2007 and October 4, 2007.

•	our Definitive Proxy Statements on Schedule 14A filed with the Commission on April 18, 2007.

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on March 20, 2007.

The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus.  You may request and obtain a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Delta Financial Corporation
1000 Woodbury Road, Suite 200
Woodbury, New York 11797
(516) 364-8500
Attn:  Investor Relations

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of our securities will be passed upon for us by Morrison & Foerster LLP, New York, New York.  Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2006 and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, included therein, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as set forth in its reports thereon.  Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of BDO Seidman, LLP as experts in accounting and auditing.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The Registrant will bear all expenses of this offering, other than underwriting or broker-dealer fees, discounts and commissions payable by the selling stockholders.  The estimated expenses, other than underwriting or broker-dealer fees, discounts and commissions, in connection with the offering are as follows:

Securities Act Registration Fee	$1,678
FINRA Fee	5,967
Printing and Engraving Expenses*	4,000
Legal Fees and Expenses*	20,000
Accounting Fees and Expenses*	10,000
Blue Sky Fees and Expenses*	5,000
Trustee’s Fees and Expenses*	25,000
Miscellaneous*	5,000
Total	$76,645

                                                         _______________________
                                                         *Estimated

Item 15. Indemnification of Directors and Officers.

Our certificate of incorporation eliminates, to the fullest extent permitted by the law of the State of Delaware, personal liability of directors to our company and its stockholders for monetary damages for breach of fiduciary duty as directors.

Section 145(a) of the Delaware General Corporation Law, or DGCL, provides in relevant part that a corporation may “indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.”

With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that a corporation may “indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor.  [by reason of the person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement or such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

To the fullest extent permitted by applicable law, we agree to indemnify any of our officers or directors for, and to hold each of them harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with his or her duties as an officer or director performed pursuant to our charter documents, including the costs and expenses (including reasonable legal fees and expenses) of defending him or herself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties thereunder.

Item 16. List of Exhibits.

1.1	Form of underwriting agreement*

4.1	Instruments defining the rights of securityholders*

4.2	Form of Senior Indenture*

4.3	Form of Subordinated Indenture*

4.4	Specimen Stock Certificate of the Registrant (1)

5.1	Opinion of Morrison & Foerster LLP as to the legality of the securities being registered

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges*

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of BDO Seidman, LLP

24.1	Power of attorney (included on signature page of this registration statement)

25.1	Statement of Eligibility of Trustee*

*	To be filed by amendment or incorporated by reference prior to the offering of securities.

   (1)      Incorporated by reference from Registrant’s Registration Statement on Form 8-A (No. 001-12109), filed with the Commission on March 20, 2007.

Item 17. Undertakings.

      The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act  of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(a)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of an included in the registration statement; and

(b)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned Registrant hereby undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes: (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriter, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on October 5, 2007.

                                                                                 DELTA FINANCIAL CORPORATION

                                                                                                                            By:       /s/Hugh Miller
                                                                                                                            Name:  Hugh Miller
                                                                                  Title:    President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below hereby appoints Hugh Miller and Sidney Miller, and each of them acting singly, as his or her true and lawful attorney-in-fact to sign on his or her behalf and individually and in the capacity stated below and to file all amendments (including post-effective amendments) and make such changes and additions to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereof, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity in Which Signed	Date

_____________________ Sidney A. Miller	Chairman of the Board of Directors	October 5, 2007

_____________________ Hugh Miller	President, Chief Executive Officer and Director (Principal Executive Officer)	October 5, 2007

_____________________ Richard Blass	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	October 5, 2007

_____________________ Martin D. Payson	Director	October 5, 2007

_____________________ Arnold B. Pollard	Director	October 5, 2007

_____________________ Margaret A. Williams	Director	October 5, 2007

_____________________ John Adamovich, Jr.	Director	October 5, 2007

_____________________ William Addas	Director	October 5, 2007